UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.   )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

STIFEL FINANCIAL CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(314) 342-2000

April 20, 2012

To the Stockholders of Stifel Financial Corp.:

Dear Stockholder:

We cordially invite you to attend Stifel Financial Corp.'s annual stockholders' meeting.  The meeting will be held on Wednesday, June 6, 2012, at 11 a.m. on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, 63102.

On April 20, 2012, we first mailed a Notice of Internet Availability of Proxy Materials to our stockholders as of the close of business on April 11, 2012. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our annual report.  The Notice also contains instructions on how to request a paper copy of the proxy statement as well as a proxy card.

At the meeting, stockholders will vote on a number of important matters.  Please take the time to carefully read each of the proposals described in the attached proxy statement.  Please vote, your vote is important.

Thank you for your support of Stifel.

Sincerely,

Ronald J. Kruszewski
Chairman of the Board, President and Chief Executive Officer

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
GENERAL	5
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	6
Ownership of Directors, Nominees, and Executive Officers	7
Ownership of Certain Beneficial Owners	8
INFORMATION CONCERNING THE BOARD OF DIRECTORS	9
Director Independence	9
Board of Directors - Leadership, Risk Oversight, Meetings, and Committees	10
PROPOSAL I - ELECTION OF DIRECTORS	12
Experience and Diversity	12
Class II - Nominees	13
Continuing Directors	18
Compensation of Directors in Last Fiscal Year	30
Additional Information About Director Compensation	31
CORPORATE GOVERNANCE AND CODE OF ETHICS	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31
COMPENSATION DISCUSSION AND ANALYSIS	32
Named Executive Officers	32
Compensation Philosophy and Objectives	33
Setting Compensation	33
Involvement of Executive Officers	34
Compensation Peer Group	34
Compensation Consultants	35
Risk Oversight of the Company's Compensation Program	35
Compensation Program and Payments	35
Base Salary	35
Annual Incentive Compensation	35
Long-Term Incentive Awards	39
Perquisites and Other Personal Benefits	39
Retirement Plans	39
Health and Welfare Plans	39
Employee Ownership Guidelines	39
Deductibility of Executive Compensation	40
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	40
EXECUTIVE COMPENSATION IN THE LAST FISCAL YEAR	41
Summary Compensation Table	41
Grants of Plan-Based Awards	43
Additional Information About the Compensation Paid to Named Executive Officers in 2011	44
Outstanding Equity Awards at Fiscal Year-End	46
Options Exercised and Stock Units Converted	47
Post-Retirement Benefits	48
Discussion of Post-Employment Payments	49
PROPOSAL II - ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	51
PROPOSAL III - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	54
REPORT OF THE AUDIT COMMITTEE	55
PROPOSAL IV - STOCKHOLDER PROPOSAL	57
FUTURE STOCKHOLDER PROPOSALS	58
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	58
HOUSEHOLDING OF MATERIALS	58
OTHER MATTERS	58
MISCELLANEOUS	59

STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(314) 342-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, June 6, 2012, at 11:00 a.m., Central Time

Place:	One Financial Plaza, 2nd Floor 501 North Broadway St. Louis, Missouri 63102

Items of Business:	I.	To elect five (5) Class II Directors, each as nominated by the Board of Directors;
	II.	To approve, on an advisory basis, the compensation of our named executive officers;
	III.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012;
	IV.	To consider a stockholder proposal, if properly presented at the Annual Meeting; and
	V.	To consider and act upon other business as may properly come before the meeting and any adjournment or postponement thereof.

Record Date:
You are entitled to vote only if you were a Company stockholder or holder of exchangeable shares of TWP Acquisition Company (Canada), Inc., a wholly owned subsidiary of the Company, at the close of business on April 11, 2012.

Voting by Proxy:
Your vote is very important.  Whether or not you plan to attend the Annual Meeting, please vote your shares by proxy to ensure they are represented at the meeting.  You may submit your proxy vote by telephone or Internet, as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement, by no later than Tuesday, June 5, 2012.  If you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy in the envelope provided.  The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States.

Holders of exchangeable shares should refer to the Notice to Exchangeable Stockholders informing such holders of their rights with respect to directing the voting of the votes attached to our common stock.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to be held on June 6, 2012

Our proxy statement and 2011 annual report are available at:
www.investorvote.com/sf

By Order of the Board of Directors,

David M. Minnick, Corporate Secretary
April 20, 2012

This Notice is being mailed to Stifel stockholders and holders of exchangeable shares of TWP Acquisition Company (Canada), Inc. as of the close of business on April 11, 2012, beginning on April 20, 2012.

YOUR VOTE IS VERY IMPORTANT

Even if you plan to attend this meeting in person, we urge you to promptly vote your shares over the Internet, by telephone, or if you requested printed copies of the proxy materials, you can vote by dating, signing, and returning the proxy card in a postage-paid return envelope.

ABOUT THE ANNUAL MEETING

WHO IS SOLICITING MY VOTE?

Our Board of Directors is soliciting your vote at the 2012 Annual Meeting of stockholders.

WHAT WILL I BE VOTING ON?

●	Election of five directors nominated by our Board of Directors (see page 12).
●	Advisory approval of the compensation of our named executive officers (see page 51).
●	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012 (see page 54).
●	Consideration of one stockholder proposal, if properly presented at the Annual Meeting (see page 57).
●	Any other business that properly comes before the meeting or any adjournment(s) or postponement(s) of such meeting.

HOW MANY VOTES DO I HAVE?

You will have one vote for every share of Company common stock you owned on the record date, April 11, 2012, for each of the directors to be elected and on each other proposal presented at the Annual Meeting.  Common stock is our only class of outstanding stock.  There is no cumulative voting in the election of directors.

Holders of exchangeable shares of TWP Acquisition Company (Canada), Inc., a wholly owned subsidiary of the Company, have 0.1364 votes for each exchangeable share owned on the record date.

HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

53,606,061, consisting of one vote for each of the shares of common stock that were outstanding on the record date and which includes the common stock attached to the exchangeable shares of TWP Acquisition Company (Canada), Inc., a wholly owned subsidiary of the Company.

The exchangeable shares are exchangeable at any time into an aggregate of 34,593 shares of the Company's common stock and entitle the holders thereof to a maximum of 34,593 votes at the Annual Meeting if all such exchangeable shares are voted.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

26,803,031 votes, which represents a majority of the votes that can be cast at the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

DOES ANY SINGLE STOCKHOLDER CONTROL AS MUCH AS 5 PERCENT OF ANY CLASS OF STIFEL'S COMMON STOCK?

There are two (2) stockholders that beneficially own over 5% of our common stock (see page 8).

HOW DO I VOTE?

You can vote either by proxy, with or without attending the Annual Meeting, or in person at the Annual Meeting.

To vote electronically via the Internet, please follow the instructions provided at www.investorvote.com/sf.

Alternatively, to vote via telephone, please call (800) 652-VOTE (8683).

If you requested that a proxy card be mailed to you, then you may fill out your proxy card, date and sign it, and return it in the provided postage-paid envelope.  We must receive your proxy card no later than June 5, 2012, for your proxy to be valid and for your vote to count.

For holders of exchangeable shares in TWP Acquisition Company (Canada), Inc., a wholly owned subsidiary of the Company, instructions for voting and revocation of voting instructions, as well as instructions for attending the Annual Meeting if you hold exchangeable shares, are included in the Notice to Exchangeable Stockholders that is being provided to holders of exchangeable shares along with the Notice of Internet Availability of Proxy Materials.

Our employees who participate in our employee benefit plans may vote those shares on our Intranet or may have their proxy card mailed to them.

If you want to vote in person at the Annual Meeting, and you hold your stock through a securities broker or other nominee (that is, in street name), you must obtain a proxy from your broker or nominee and bring that proxy to the meeting.

Holders of Exchangeable Shares

If you hold exchangeable shares in TWP Acquisition Company (Canada), Inc., a wholly owned subsidiary of the Company, and you wish to direct the trustee to cast the votes represented by your exchangeable shares attached to our common stock, you should follow carefully the voting instructions that are included in the Notice to Exchangeable Stockholders that accompanied the Notice of Internet Availability of Proxy Materials.  The procedure for instructing the trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instruction and the manner of revoking the instruction.

Shares Held in our 401(k) Plan or in our Employee Stock Ownership Plan and Trust

On April 11, 2012, the Stifel, Nicolaus & Company, Incorporated Profit Sharing 401(k) Plan (the "401(k) Plan") held 1,088,594 shares of our common stock in the name of Prudential, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Prudential how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions by voting on our Intranet or by requesting a proxy card and returning it to us by June 5, 2012.  A properly executed proxy card or Intranet instructions will be voted as directed.  If no proper voting direction is received, Prudential, in its capacity as the 401(k) Plan trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.

On April 11, 2012, our Employee Stock Ownership Plan and Trust held 756,203 shares of our common stock in the name of Prudential, as trustee of the Stock Ownership Plan and Trust. If you are a participant in the Stock Ownership Plan and Trust, you may instruct Prudential how to vote shares of common stock credited to your Stock Ownership Plan and Trust account by indicating your instructions by voting on our Intranet or by requesting a proxy card and returning it to us by June 5, 2012.  A properly executed proxy card or Intranet instructions will be voted as directed.  If no proper voting direction is received, Prudential, in its capacity as the trustee of the Stock Ownership Plan and Trust, will vote your shares held in the Stock Ownership Plan and Trust in the same proportion as votes received from other participants in the Stock Ownership Plan and Trust.

Broker Non-Votes

Under the rules of the New York Stock Exchange, your shares cannot be voted without your specific voting instructions on Proposals I, II, and IV.  See the section entitled "Can My Shares Be Voted If I Don't Vote Electronically, Don't Vote By Telephone, Don't Return My Proxy Card, and Don't Attend the Annual Meeting?" below for additional information.  Accordingly, in order for your shares to be voted on all matters, please give your instructions through any of the above-noted means and return it promptly.  Please vote; your vote is important.  Voting on matters presented at stockholders meetings, particularly the election of directors, is the primary method for stockholders to influence the direction taken by a publicly-traded company. We urge you to participate in the election through any of the above-noted means.  Please understand that if you vote electronically, vote by telephone, or return a proxy card without specifying your vote on a particular proposal, then this will be construed as an instruction to vote the shares as recommended by the Board on all matters to be considered at the meeting.

CAN I CHANGE MY VOTE?

Yes. Prior to the meeting date, you may cast a new vote by telephone, Internet, or Intranet, or request and return a proxy card with a later date, or send a written notice of re-vocation to our Corporate Secretary at One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, or e-mail us at investorrelations@stifel.com.  If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

Holders of exchangeable shares should refer to the Notice to Exchangeable Stockholders informing such holders of their rights with respect to directing the voting attached to our common stock.

WHAT ARE THE VOTES REQUIRED TO ELECT DIRECTORS, ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, APPROVE THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND APPROVE THE STOCKHOLDER PROPOSAL, IF PROPERLY PRESENTED?

●
A plurality of votes cast at the meeting in person or by proxy is required to elect the Class II directors.  Therefore, the five nominees receiving the highest number of votes in Class II will be elected as directors.

●	The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required for advisory approval of the compensation of our named executive officers.

●	The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required to ratify Ernst & Young LLP as our independent registered public accounting firm.

●	The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required for approval of the stockholder proposal, if properly presented.

WHAT IF I DON'T VOTE FOR SOME OF THE MATTERS LISTED IN THESE PROXY MATERIALS OR ON MY PROXY CARD?

If you vote for some, but not all, matters electronically or by telephone, or return a proxy card without indicating your vote with regard to a particular matter, your shares will be voted FOR all of the nominees listed on the card, FOR the advisory approval of the compensation of our named executive officers, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012, AGAINST the stockholder proposal, if properly presented, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

HOW ARE BROKER NON-VOTES AND ABSTENTIONS TREATED?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Broker non-votes and abstentions have no effect on the proposal relating to the election of directors since directors are elected by a plurality vote. In the case of each of the other proposals, approval requires the affirmative vote of a majority of the shares entitled to vote present at the meeting in person or by proxy. Therefore broker non-votes and abstentions could prevent the approval of these other proposals because they do not count as affirmative votes. In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

CAN MY SHARES BE VOTED IF I DON'T VOTE ELECTRONICALLY, DON'T VOTE BY TELEPHONE, DON'T RETURN MY PROXY CARD, AND DON'T ATTEND THE ANNUAL MEETING?

Proposal III, the ratification of our independent registered public accounting firm, is considered a routine matter under the New York Stock Exchange (the "NYSE") rules for voting purposes. Accordingly, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote your shares they hold for you in nominee name if you have not furnished voting instructions within a specified period of time prior to the Annual Meeting.

Proposals I, II, and IV are not considered routine matters under the NYSE's rules and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote your shares they hold for you in nominee name if they have not received voting instructions with regard to these proposals.  Due to the plurality vote standard used for Proposal I, broker non-votes will not have an effect on the vote for the election of directors.  For Proposals II and IV, broker non-votes represented by submitted proxies will be taken into account in determining the outcome and will have the effect of a vote cast against the advisory approval of the compensation of our named executive officers and against the stockholder proposal, if properly presented.

Holders of exchangeable shares should refer to the Notice to Exchangeable Stockholders informing such holders of their rights with respect to directing the voting attached to our common stock.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

We don't know of any other matters that will be considered at the Annual Meeting.  If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

WHAT HAPPENS IF THE MEETING IS ADJOURNED OR POSTPONED?

Your proxy will still be good and may be voted at the adjourned or postponed meeting.

WHY DID I RECEIVE A ONE-PAGE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

As permitted by the Securities and Exchange Commission (the "SEC") rules, we have elected to provide access to our proxy materials over the Internet, which reduces our costs and the environmental impact of our Annual Meeting.  Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners who have not previously requested a printed set of proxy materials.  The Notice of Availability contains instructions on how to access our proxy statement and annual report and vote online, as well as instructions on how to request a printed set of proxy materials.

HOW CAN I ACCESS STIFEL'S PROXY MATERIALS AND ANNUAL REPORT ELECTRONICALLY?

To vote electronically via the Internet, you will need your control number, which was provided to you in the Notice of Internet Availability of Proxy Materials or the proxy card included in your printed set of proxy materials.  Once you have your control number, you may go to www.investorvote.com/sf and enter your control number when prompted to vote.   To request the proxy materials electronically, you may either call (800) 652-VOTE (8683) or send an e-mail requesting electronic delivery of the materials to investorrelations@stifel.com.  Additionally, the proxy materials are available at www.investorvote.com/sf and at www.stifel.com/investorrelations.

STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(314) 342-2000

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON WEDNESDAY, JUNE 6, 2012

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stifel Financial Corp. for use at the Annual Meeting of stockholders to be held on Wednesday, June 6, 2012, at 11 a.m., on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, and any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of Annual Meeting of stockholders.

Notice of this proxy statement and the Annual Meeting were first mailed to our stockholders as of the close of business on April 11, 2012, beginning on April 20, 2012.  The Notice also contains instructions on how to obtain paper copies of these proxy materials and a proxy card.

All proxies, whether voted electronically online, by telephone, or by proxy card, will be voted in accordance with the instructions contained in the proxy.  If no choice is specified, proxies will be voted in favor of the election of each of the nominees for director proposed by the Board of Directors in Proposal I, in favor of the advisory resolution related to the compensation of our named executive officers in Proposal II, in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012 in Proposal III, and against the stockholder proposal, if properly presented, each as recommended by the Board of Directors.  A stockholder who executes a proxy may revoke it at any time before it is voted by delivering another proxy to us bearing a later date, by casting a new vote by telephone, Internet, or Intranet, by submitting written notice of such revocation to the Corporate Secretary, or by personally appearing at the Annual Meeting and casting a vote in person.  Instructions for voting and revocation of voting instructions, as well as instructions for attending the Annual Meeting if you hold exchangeable shares, are included in the Notice to Exchangeable Stockholders that is being provided to holders of exchangeable shares along with this proxy statement.

A majority of the outstanding shares of common stock present in person or by proxy will constitute a quorum at the Annual Meeting.

A plurality of votes cast at the meeting in person or by proxy is required to elect the Class II directors.  Therefore, the five nominees receiving the highest number of votes in Class II will be elected as directors.  As a result, a designation on the proxy that the stockholder is "withholding authority" to vote for any or all nominees does not have any effect on the results of the vote for the election of directors, although these shares will be considered as present for quorum purposes.  Each share will have one vote for the election of each director.  There is no cumulative voting in the election of directors.

The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required for advisory approval of the compensation of our named executive officers.  A vote to "abstain" on this proposal will be counted as a vote present at the meeting and will have the effect of a vote cast against such proposal.  Similarly, broker "non-votes" represented by submitted proxies will also have the effect of a vote present at the meeting and cast against this proposal.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes present at the meeting in person or by proxy.  A vote to "abstain" on this proposal will be counted as a vote present at the meeting and will have the effect of a vote cast against this proposal.

The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required for approval of the stockholder proposal, if properly presented.  A vote to "abstain" on this proposal will be counted as a vote present at the meeting and will have the effect of a vote cast against such proposal.  Similarly, broker "non-votes" represented by submitted proxies will also have the effect of a vote present at the meeting and cast against this proposal.

A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" are counted as votes present at the meeting for purposes of determining whether a quorum exists.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The close of business on April 11, 2012, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.  On April 11, 2012, there were 53,606,061 shares of our common stock outstanding and entitled to vote, which includes the common stock attached to the exchangeable shares of TWP Acquisition Company (Canada), Inc., a wholly owned subsidiary of the Company.

Ownership of Directors, Nominees, and Executive Officers

The following table sets forth information regarding the amount of common stock beneficially owned, as of       April 11, 2012, by each of our directors, each nominee for election as a director, the executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group.

Name	Number of Shares Beneficially Owned (1) (2)	Percentage of Outstanding Common Stock (3)	Unvested Stock Units (4)
Ronald J. Kruszewski	1,182,204	2.19%	221,341
James M. Zemlyak	743,286	1.38%	95,252
Thomas W. Weisel (5)	563,123	1.05%	173,346
Richard J. Himelfarb	327,186	*	12,615
Thomas P. Mulroy	278,702	*	114,890
Ben A. Plotkin (6)	184,235	*	42,311
Victor J. Nesi	137,212	*	168,968
Robert E. Lefton	103,741	*	-
Charles A. Dill (7)	85,823	*	-
James M. Oates	69,628	*	-
Bruce A. Beda	67,036	*	-
Richard F. Ford	60,805	*	-
Frederick O. Hanser	56,793	*	-
John P. Dubinsky	43,143	*	-
Alton F. Irby III	23,065	*	-
Michael W. Brown	17,316	*	-
Kelvin R. Westbrook	16,384	*	-
Robert E. Grady	6,708	*	-
Directors and Executive Officers as a Group (22 persons)	4,132,674	7.60%	923,068
___________________________

(1)
Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his name.  These shares were listed on regulatory filings by each of the individual directors or executive officers.

(2)
Includes the following shares that such persons and group have the right to acquire currently or within 60 days following April 11, 2012, upon the exercise of stock options: Mr. Kruszewski - 90,000; Mr. Zemlyak - 60,000; Mr. Lefton - 10,498; Mr. Dill - 2,250; Mr. Beda - 2,250; Mr. Ford - 10,498; Mr. Hanser - 22,499; Mr. Dubinsky - 450; Mr. Irby - 6,819; Mr. Brown - 7,496; and directors and executive officers as a group - 233,759.  Also includes the following shares underlying stock units held by such persons and which are currently vested or which vest within 60 days following April 11, 2012: Mr. Kruszewski - 236,970; Mr. Zemlyak - 43,983; Mr. Weisel - 2,273; Mr. Himelfarb - 17,728; Mr. Mulroy - 29,265; Mr. Plotkin - 15,284; Mr. Nesi - 13,650; Mr. Lefton - 16,849; Mr. Dill - 16,849; Mr. Oates - 19,055; Mr. Beda - 20,602; Mr. Ford - 19,055; Mr. Hanser - 16,849; Mr. Dubinsky - 16,849; Mr. Irby - 5,062; Mr. Brown - 5,062; Mr. Westbrook - 16,384; Mr. Grady - 5,062; and directors and executive officers as a group - 538,099.  Also includes the following shares which have been allocated to such persons under the Stifel Financial Corp. Stock Ownership Plan and Trust and the 401(k) Plan, respectively: Mr. Kruszewski - 1,246 and 0; Mr. Zemlyak - 1,045 and 11,411; Mr. Weisel - 32 and 0; Mr. Himelfarb - 242 and 6,111; Mr. Mulroy - 242 and 0; Mr. Plotkin - 120 and 0; Mr. Nesi - 81 and 0; and directors and executive officers as a group - 8,268 and 44,134.

(3)
Based upon 53,606,061 shares of common stock issued and outstanding as of April 11, 2012, and, for each director or officer or the group, the number of shares subject to options or stock units which the director, officer, or the group has the right to acquire currently or within 60 days following April 11, 2012.

(4)
Includes shares underlying stock units held by such persons but which are not convertible into our common stock within the 60-day period after April 11, 2012, and, therefore, under the rules of the SEC, are not deemed to be "beneficially owned" as of April 11, 2012.  The stock units generally will be transferred into common stock at the end of a three- to six-year period after the date of grant contingent upon the holder's continued employment with us.

(5)
Mr. Weisel has pledged 210,268 shares as collateral as security for certain obligations.  Additionally, Thomas Weisel Investment Management, Inc., a company owned by Mr. Weisel, has pledged 78,341 shares as collateral as security for certain obligations, as to which shares Mr. Weisel has sole voting and investment power.

(6)	Mr. Plotkin has pledged 51,136 shares as collateral as security for a line of credit. There were no advances on the line of credit as of April 11, 2012.

(7)	Mr. Dill has pledged 63,006 shares as collateral for a brokerage margin account.

(*)	Shares beneficially owned do not exceed 1% of the outstanding shares of our common stock.

Ownership of Certain Beneficial Owners

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of April 11, 2012, the persons identified below were the only persons known to us to be a beneficial owner of more than 5% of our common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Outstanding Common Stock (1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	4,129,297	(2)	7.70%

Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	3,440,378	(3)	6.42%

__________________________

(1)	Based upon 53,606,061 shares of common stock issued and outstanding as of April 11, 2012.

(2)
The information shown is based on a Schedule 13G, Amendment No. 2, filed February 10, 2012, of Blackrock, Inc.  The amended Schedule 13G indicates that Blackrock, Inc. has sole voting power and sole dispositive power with respect to all 4,129,297 shares.

(3)
The information shown is based on a Schedule 13G, Amendment No. 1, filed January 23, 2012, of Royce & Associates, LLC. The amended Schedule 13G indicates that Royce & Associates, LLC has sole voting power and sole dispositive power with respect to all 3,440,378 shares.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

Under NYSE Corporate Governance Standards, an independent director is a member of the Board of Directors who:

o
Does not, and has not for the three years prior to the date of determination, received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

o	Is not, and has not been for the three years prior to the date of determination, an employee of the Company;

o
Is not, and has not been, affiliated with or employed by the present or former auditor of the Company, or one of the auditors' affiliates, unless it has been more than three years since the affiliation, employment, or the auditing relationship ended;

o
Is not, and has not been for the three years prior to the date of determination, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of a Company that concurrently employs the director;

o
Is not, and has not been for the three years prior to the date of determination, an executive officer or an employee of another company (1) that accounts for at least 2% or $1 million, whichever is greater, of the Company's consolidated gross revenues or (2) for which the Company accounts for at least 2% or $1 million, whichever is greater, of such other company's consolidated gross revenues;

o
Has no other material commercial, industrial, banking, consulting, legal, accounting, charitable, or familial relationship with the Company, either individually or as a partner, stockholder, or officer of an organization or entity having such a relationship with the Company, which relationship would adversely impact the director's independence in connection with the Company; and

o
Has, and for the three years prior to the date of determination had, no immediate family members (i.e., spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone who shares the director's home) in any of the above categories; provided, however, that in the case of employment of one of the above-described immediate family members, the family member must have served as an executive officer or partner of the subject entity to impact the director's independence.

It is a responsibility of the Board to regularly assess each director's independence and to take appropriate actions in any instance in which the requisite independence has been compromised.

The Board of Directors has determined that Messrs. Beda, Brown, Dill, Dubinsky, Ford, Grady, Hanser, Irby, Lefton, Oates, and Westbrook qualify as independent directors.  In making this determination, the Board of Directors considered the rules of the NYSE and the SEC, and reviewed information provided by the directors in questionnaires concerning the relationships that we may have with each director.   In particular, with respect to Mr. Irby, the Board considered the related party transaction described on page 32 of this proxy statement and concluded that Mr. Irby's independence was not compromised.

Board of Directors - Leadership, Risk Oversight, Meetings, and Committees

Leadership:  Our Board of Directors is presently composed of eleven independent directors and seven employee directors.  The Board strategically considers the combination or separation of the Chairman and Chief Executive Officer roles as an integral part of its planning process and corporate governance philosophy.  Ronald J. Kruszewski concurrently serves as both a Chairman of the Board as well as the Company's President and Chief Executive Officer.  Thomas W. Weisel shares the role of Chairman of the Board with Mr. Kruszewski.

In connection with the Company's acquisition of Thomas Weisel Partners Group, Inc. ("TWPG") in July 2010, the Board determined that Mr. Weisel's service along with Mr. Kruszewski as Chairman of the Board would assist the integration of the two companies and would otherwise be in the best interests of the Company.  Although Mr. Kruszewski currently serves as Chairman of the Board as well as the Company's President and Chief Executive Officer, the Board believes that this structure serves the Company well because it provides consistent leadership and accountability for managing Company operations.  In addition, our Board of Directors also holds regularly scheduled executive sessions without management, at which a non-management director presides in compliance with the NYSE Corporate Governance Standards.

Risk Oversight:  Our Board of Directors has responsibility for the oversight of risk management.  Our Board of Directors, either as a whole or through its Committees, regularly discusses with Company management our major risk exposures, their potential impact, and the steps we take to monitor and control such exposures.

While our Board is ultimately responsible for risk oversight, each of our Committees assists the full Board in fulfilling its oversight responsibilities in certain areas of risk.  In particular, the Audit Committee focuses on the management of financial and accounting risk exposures.  The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.  Finally, the Risk Management/Corporate Governance Committee focuses on the management of risks associated with Board organization, membership and structure, and the organizational and governance structure of our Company.

Meetings:  During 2011, our Board of Directors met 11 times, including both regularly scheduled and special meetings. During the year, all of the incumbent directors attended at least 75% of all meetings held by the Board of Directors and all Committees on which they serve.  It is our policy to encourage the members of our Board of Directors to attend the Annual Meeting of stockholders.  At the last Annual Meeting, three of the then-current directors were in attendance.

Committees:  The standing committees of our Board of Directors are the Audit Committee, Compensation Committee, Executive Committee, and Risk Management/Corporate Governance Committee.  The Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee each operates pursuant to a written charter approved by the Board of Directors.  The full text of each such charter and our corporate governance guidelines are available in the "Corporate Governance" section of our web site located at www.stifel.com, or may be obtained by any stockholder, without charge, upon request by contacting our Corporate Secretary at (314) 342-2000 or by e-mail at investorrelations@stifel.com.

Audit Committee. Messrs. Beda (Chairman), Dubinsky, Ford, Grady, Oates, and Westbrook are the current members of the Audit Committee, all of whom are independent directors as defined by the NYSE, the SEC, and as determined by our Board of Directors.  The duties of the Audit Committee include:

o
Recommending to the Board of Directors a public accounting firm to be placed in nomination for stockholder ratification as our independent auditors and compensating and terminating the independent auditors as deemed necessary;

o
Meeting periodically with our independent auditors and financial management to review the scope of the proposed audit for the then-current year, the proposed audit fees, and the audit procedures to be utilized, reviewing the audit and eliciting the judgment of the independent auditors regarding the quality of the accounting principles applied to our financial statements; and

o
Evaluating on an annual basis the qualification, performance, and independence of the independent auditors, based on the Audit Committee's review of the independent auditors' report and the performance of the independent auditors throughout the year.

Each member of the Audit Committee is financially literate, knowledgeable, and qualified to review financial statements.  The "audit committee financial expert" designated by our Board of Directors is Mr. Beda.  The Audit Committee met seven times during 2011.

Compensation Committee. Messrs. Oates (Chairman), Lefton (Vice Chairman), Beda, Dill, Hanser, and Irby are the current members of the Compensation Committee, all of whom are independent directors as defined by the NYSE and as determined by our Board of Directors.  The Compensation Committee met six times during 2011.  The duties of the Compensation Committee include:

o	Reviewing and recommending to our Board of Directors the salaries of all of our executive officers;
o	Reviewing market data to assess our competitive position for the components of our executive compensation;
o	Making recommendations to our Board of Directors regarding the adoption, amendment, and rescission of employee benefit plans; and
o	Reviewing the Company's compensation policies and practices with respect to the Company's employees to ensure that they are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation.  During 2011, the Compensation Committee was composed of Messrs. Oates, Lefton, Beda, Dill and Hanser, each of whom qualifies as an independent director under the rules of the NYSE and as determined by our Board of Directors.  There are no interlocks or insider participation matters to report.

Executive Committee. Messrs. Kruszewski (Chairman), Weisel, Beda, Ford and Oates are the current members of the Executive Committee.  Except to the extent limited by law, the Executive Committee performs the same functions and has all the authority of our Board of Directors between meetings of the full Board. The Executive Committee met four times during 2011.

Risk Management/Corporate Governance Committee. Messrs. Ford (Chairman), Beda, Brown, Lefton, and Oates are the current members of the Risk Management/Corporate Governance Committee, all of whom are independent directors as defined by the NYSE and as determined by our Board of Directors.  The Risk Management/Corporate Governance Committee met four times during 2011.  The duties of the Risk Management/Corporate Governance Committee include:

o	Overseeing the management of risks associated with Board organization, membership and structure;
o	Regularly reviewing our aggregate risk exposures and risk management processes with management, including our Chief Executive Officer, Chief Financial Officer, and Chief Compliance Officer;
o	Overseeing the search for individuals qualified to become members of our Board of Directors and selecting director nominees to be presented for approval at the Annual Meeting of our stockholders;
o	Considering nominees for directors recommended by our stockholders; and
o	Reviewing our corporate governance guidelines at least annually and recommending changes to our Board of Directors as necessary.

In accordance with the Risk Management/Corporate Governance Committee's charter and our corporate governance guidelines, the Risk Management/Corporate Governance Committee considers nominees recommended by stockholders and reviews the qualifications and contributions of the directors standing for election each year.  In identifying and evaluating nominees for director, the Risk Management/Corporate Governance Committee considers, among other things, each candidate's strength of character, judgment, career specialization, relevant technical skills, experience, diversity, and the extent to which the candidate would fill a need on the Board of Directors.

Any stockholder wishing to nominate a candidate for director at a stockholders' meeting must follow the procedures described under "Future Stockholder Proposals" in this proxy statement, and must furnish certain information about the proposed nominee, including name, contact information, background, experience, diversity, and other pertinent information on the proposed candidate.

PROPOSAL I - ELECTION OF DIRECTORS

Our Company's Board of Directors currently consists of 18 persons, divided into three classes of six members each.  Each class is elected for a term of three years, and the classes together are staggered so that one class term expires each year.  Richard Ford, who served as a Class II director for all of 2011 and whose term expires in 2012, is not standing for reelection. Accordingly, effective immediately prior to the commencement of the Annual Meeting, the Board will consist of seventeen persons as follows: six (6) Class I members, five (5) Class II members, and six (6) Class III members.

The Board of Directors, upon the recommendation of the Risk Management/Corporate Governance Committee, has nominated Charles A. Dill, Richard J. Himelfarb, Alton F. Irby III, Victor J. Nesi, and James M. Zemlyak for election as Class II directors to hold office until the 2015 Annual Meeting of stockholders or until their respective successors are elected and qualified or until their earlier death, resignation, or removal.  Each of the nominees is currently serving as a director of our Company.

The Board has granted a waiver from the age 70 restriction on standing for re-election to Messrs. Dill and Himelfarb due to the desire for continuity and the specialized skill sets and business experience they contribute to the Board, and to Mr. Irby, considering the importance to the Board of his service in connection with the acquisition of TWPG in 2010.

Shares represented by your proxy will be voted in accordance with your direction as to the election of directors from the persons listed below as nominees.  In the absence of direction, the shares represented by your proxy will be voted FOR the election of each nominee.  The five nominees receiving the highest number of votes in Class II will be elected as our directors to hold office until the 2015 Annual Meeting of stockholders.  Shares represented by your proxy cannot be voted for more than five (5) Class II directors.  In the event any person listed as a nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the remaining nominees and any substitute nominee recommended by the Board of Directors.

Experience and Diversity

The Risk Management/Corporate Governance Committee of Stifel Financial Corp.'s Board of Directors actively seeks directors who provide the Board with a diversity of perspectives and backgrounds.

The composition of our current Board of Directors reflects diversity in business and professional experience, skills, and ethnic background.  When considering whether directors and nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Risk Management/Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the individual biographies set forth below.  These biographies briefly describe the business experience during the past five years or longer, if material, of each of the nominees for election as a director and our other directors whose terms of office as directors will continue after the Annual Meeting, including, where applicable, positions held with us or our principal subsidiary, Stifel, Nicolaus & Company, Incorporated, and information as to the other directorships held by each of them during such five-year period.  These biographies also include the specific individual attributes considered by the Risk Management/Corporate Governance Committee and the Board in coming to the conclusion that each such nominee or current director should serve as a director of the Company.

Class II - Nominees

Charles A. Dill, 72
Director Since: 1995, Class II nominee for term ending in 2015
Committees: Compensation Committee
Other Current Public Company Directorships: Zoltek Companies, Inc. (NASDAQ: ZOLT) and TransAct Technologies Incorporated (NASDAQ: TACT)

Career Highlights

● Managing partner, Two Rivers Associates, a private equity firm (2003 - present)
● General partner, Gateway Partners, L.P., a venture capital fund (1995 - present)
● President, Chief Executive Officer, and Director, Bridge Information Systems, Inc., a company providing online information and trading services (1991 - 1995)

Other Professional Experience and Community Involvement

● Venture capital and private equity investor
● Director, John Allan Love Foundation

Experience and Qualifications

Mr. Dill has 17 years of experience in the venture capital and private equity investment markets, following prior operating experience as CEO of an information technology company serving the financial services industry.  Earlier in his professional career, Mr. Dill led the development of the global businesses of two NYSE companies, Emerson Electric and AVX Corporation. Mr. Dill has substantial experience as a director of other publically held companies.

Richard J. Himelfarb, 70 Vice Chairman and Senior Vice President of Stifel Financial Corp. Director Since: 2005, Class II nominee for term ending in 2015

Career Highlights

● Stifel Financial Corp.
- Senior Vice President (December 2005 - present)
● Stifel, Nicolaus & Company, Incorporated
- Executive Vice President and Director (December 2005 - present)
- Chairman of Investment Banking (July 2009 - present)
- Director of Investment Banking (December 2005 - July 2009)
● Legg Mason, Inc.
- Director (November 1983 - July 2005)
- Executive Vice President (July 1995 - November 2005)
- Senior Vice President (November 1983 - July 1995)
● Legg Mason Wood Walker, Inc.
- Executive Vice President (July 1995 - November 2005)
- Senior Vice President (November 1983 - July 1995)

Other Professional Experience and Community Involvement

● Practiced corporate, tax, and securities law for 16 years prior to joining Legg Mason
● Member, Board of Directors, Greater Baltimore Committee
● Member, Board of Directors, Kennedy Krieger Institute
● Member, Board of Directors, University of Maryland Baltimore Foundation

Experience and Qualifications

With nearly 30 years of experience in the investment banking industry, Mr. Himelfarb provides critical insight with respect to the Company's operations and assists the Board in its oversight of the Company's investment banking businesses.

Alton F. Irby III, 71
Director Since: 2010, Class II nominee for term ending in 2015
Committees: Compensation Committee
Other Current Public Company Directorships: ContentFilm (AIM: CFL) and McKesson Corporation (NYSE: MCK)
Other Public Company Directorships Within the Past 5 Years: Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG)

Career Highlights

● Founding partner, London Bay Capital LLC, a privately held investment firm (May 2006 - present)
● Founding partner, Tricorn Partners LLP, a privately held investment bank (May 2003 - May 2006)
● Chairman and Chief Executive Officer of HawkPoint Partners (formerly known as National Westminster Global Corporate Advisory) (1997 - 2000)
● Founding partner, Hambro Magan Irby Holdings (1988 - 1997)

Experience and Qualifications

Mr. Irby has extensive experience founding and leading multiple privately held investment firms as well as 25 years of experience in the international financial services industry in Europe and the United States.

Victor J. Nesi, 52 Senior Vice President of Stifel Financial Corp. Director Since: 2009, Class II nominee for term ending in 2015

Career Highlights

● Stifel Financial Corp.
- Senior Vice President (July 2009 - present)
● Stifel, Nicolaus & Company, Incorporated
- Executive Vice President and Co-Head of Institutional Group (July 2009 - present)
● Merrill Lynch, a global investment firm
- Global Head of the Technology, Telecommunications, and Media Industries Group within Merrill Lynch Global Private Equity (2007 - 2008)
- Head, Americas Investment Banking (2005 - 2007)
- Head, Telecom & Media Investment Banking Group (1996 - 2005)

Other Professional Experience and Community Involvement

● Investment banker with two global investment banking firms for 7 years prior to joining Merrill Lynch
● Practiced corporate and securities law for 4 years

Experience and Qualifications

With over 15 years of experience in capital markets, including international operations, Mr. Nesi has developed extensive knowledge of the industry.  His substantial experience and perspective assists the Board in its review of the Company's capital markets business.

James M. Zemlyak, 53 Senior Vice President and Chief Financial Officer of Stifel Financial Corp. Director Since: 2004, Class II nominee for term ending in 2015

Career Highlights

● Stifel Financial Corp.
- Senior Vice President and Chief Financial Officer (1999 - present)
- Treasurer (1999 - 2011)
● Stifel, Nicolaus & Company, Incorporated
- Executive Vice President (2005 - present)
- Chief Operating Officer (or Co-Chief Operating Officer) (2002 - present)
- Chief Financial Officer (1999 - 2006)
● Managing Director and Chief Financial Officer, Baird Financial Corporation (1997 - 1999)
● Senior Vice President and Chief Financial Officer, Robert W. Baird & Co. Incorporated (1994 - 1999)

Experience and Qualifications

Mr. Zemlyak has been our Chief Financial Officer since 1999, is a key leader of the Company, and has over 15 years of experience in the financial services industry. The Board believes his knowledge of our Company and its business is instrumental in formulating and executing our business plans and growth strategies.

Continuing Directors

Michael W. Brown, 66
Director Since: 2010, Class III director with term ending in 2013
Committees: Risk Management/Corporate Governance Committee
Other Current Public Company Directorships: EMC Corporation (NYSE: EMC), VMWare, Inc. (NYSE: VMW), and Insperity, Inc. (NYSE: NSP), formerly known as Administaff, Inc.
Other Public Company Directorships Within the Past 5 Years: Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG)

Career Highlights

● Microsoft Corporation, a global software company (NASDAQ: MSFT)
- Vice President and Chief Financial Officer (August 1994 - July 1997)
- Vice President - Finance and Treasurer (1989 - August 1994)
● Deloitte & Touche LLP, a provider of assurance, tax, and business consulting services (1971 - 1989)

Other Professional Experience and Community Involvement

● Former Chairman, NASDAQ Stock Market Board of Directors
● Former Governor, National Association of Securities Dealers

Experience and Qualifications

Mr. Brown has considerable financial and accounting expertise, including eight years of financial leadership with a leading technology company and directorships at other publicly held companies.  Mr. Brown also has considerable experience as a director and governor of self-regulatory organizations within the financial services industry.

John P. Dubinsky, 68
Director Since: 2003, Class III director with term ending in 2013
Committees: Audit Committee
Other Current Public Company Directorships: Aegion Corporation (NASDAQ: AEGN)
Other Public Company Directorships Within the Past 5 Years: Accentia Biopharmaceuticals, Inc. (OTCQB: ABPI)

Career Highlights

● Chairman, Stifel Bank & Trust (April 2007 - present)
● President and Chief Executive Officer, Westmoreland Associates, LLC, a financial consulting company (1995 - present)
● CORTEX (Center of Research, Technology, and Entrepreneurial Expertise)
- Chairman (2008 - present)
- President and Chief Executive Officer (2003 - 2008)
● President Emeritus, Firstar Bank (1999 - 2001)
● Chairman, President, and Chief Executive Officer, Mercantile Bank (1997 - 1999) (1)
● President and Chief Executive Officer, Mark Twain Bancshares, Inc.

Other Professional Experience and Community Involvement

● Trustee, BJC HealthCare, Barnes-Jewish Hospital
● Trustee, Washington University
● Trustee, St. Louis Public Library
● Chairman, St. Louis Public Library Foundation
● Trustee, National Public Radio, Washington, D.C.

Experience and Qualifications

Mr. Dubinsky is a leader in the financial consulting industry and has extensive experience in managing financial institutions.  Mr. Dubinsky also has strong experience as a director of other publicly held and large private companies as well as not-for-profit entities.

(1)	Until the merger with U.S. Bank National Association (formerly, Firstar Bank, N.A.)

Robert E. Grady, 54
Director Since: 2010, Class III director with term ending in 2013
Committees: Audit Committee
Other Current Public Company Directorships: Maxim Integrated Products, Inc. (NASDAQ: MXIM)
Other Public Company Directorships Within the Past 5 Years: Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG), AuthenTec, Inc. (NASDAQ: AUTH), and Blackboard, Inc. (NASDAQ: BBBB)

Career Highlights

● Partner and Managing Director, Cheyenne Capital Fund, a private equity investment firm (2009 - present)
● Managing Director, Carlyle Group, a large private equity firm (2000 - 2009)
- Member, Management Committee
- Chairman and Fund Head, Carlyle Venture Partners
- Member, Investment Committee (Carlyle Venture Partners, Carlyle Asia Growth Partners, and Carlyle Europe Technology Partners)
● Managing Director, Robertson Stephens & Company (1993 - 2000)

Other Professional Experience and Community Involvement

● Chairman, New Jersey Council of Economic Advisors
● Chairman, New Jersey State Investment Council, which oversees the state's $72 billion pension system
● Former Chairman, National Venture Capital Association
● Former Deputy Assistant to President George H.W. Bush
● Former Executive Associate Director, Office of Management and Budget
● Former professor, Stanford Graduate School of Business

Experience and Qualifications

Mr. Grady has extensive leadership experience in the private equity investment sector of the financial services industry.  Mr. Grady also has substantial federal and state governmental experience as well as strong academic experience.  Finally, Mr. Grady has considerable experience as a director of other publicly held companies.

Robert E. Lefton, Ph.D., 80 Director Since: 1992, Class III director with term ending in 2013 Committees: Compensation Committee (Vice Chairman), Risk Management/Corporate Governance Committee

Career Highlights

● Chairman and Chief Executive Officer, Psychological Associates, Inc., an international training and consulting firm (1958 - present)

Experience and Qualifications

Dr. Lefton has 52 years of leadership in international training and consulting and a long-standing history and experience serving on our Board.

James M. Oates, 65
Director Since: 1996, Class III director with term ending in 2013
Committees: Audit Committee, Compensation Committee (Chairman), Executive Committee, Risk Management/Corporate Governance Committee
Other Current Public Company Directorships: Connecticut River Bancorp (PK: CORB.PK)

Career Highlights

● Managing Director, The Wydown Group, a financial consulting firm (1994 - present)
● Chairman, Hudson Castle Group, Inc. (formerly IBEX Capital Markets, Inc.), a financial services company (1997 - 2011)

Other Professional Experience and Community Involvement

● Board Member, Investors Bank & Trust Corporation
● Board Member, Virtus Funds
● Board Member, Connecticut River Bancorp
● Chairman, Connecticut River Bank
● Board Member, New Hampshire Trust Company
● Chairman of the Board, John Hancock Variable Insurance Trust and the John Hancock Funds II
● Chairman of the Board, Emerson Investment Management, Inc.
● Member, investment committee of the Endowment for Health
● Trustee Emeritus of Middlesex School, Concord, Massachusetts

Experience and Qualifications

Mr. Oates has led several financial services and consulting firms and has substantial investment experience serving on public company, mutual fund, and private investment boards and committees.

Ben A. Plotkin, 56 Vice Chairman and Senior Vice President of Stifel Financial Corp. Director Since: 2007, Class III director with term ending in 2013

Career Highlights

●     Stifel Financial Corp.
-      Vice Chairman and Senior Vice President (August 2007 - present)
●     Stifel, Nicolaus & Company, Incorporated
-      Executive Vice President (February 2007 - present)
●    Ryan Beck & Company, Inc., a broker-dealer
-      Chairman and Chief Executive Officer (1997 - February 2007)
●    Ryan Beck, a broker-dealer firm
-      Executive Vice President and Director (1990 - 1997)
-      Director and Vice President - Investment Banking Division (1987 - 1990)

Other Professional Experience and Community Involvement

● Advised numerous financial services organizations throughout his career as a lawyer and investment banker
● Previously served on the boards of other financial institutions and the trade association for the securities industry
● Presently active with several not-for-profit organizations

Experience and Qualifications

Mr. Plotkin's expertise with respect to corporate strategy and advising financial services clients provides practical insight to the Board regarding key Company operations and strategic planning.

Bruce A. Beda, 71
Director Since: 1997, Class I director with term ending in 2014
Committees: Audit Committee (Chairman), Compensation Committee, Executive Committee, Risk Management/Corporate Governance Committee

Career Highlights

● Chief Executive Officer, Kilbourn Capital Management, LLC, a financial asset manager (2001 - present)
● Held various management positions at two Fortune 200 companies for 15 years and was Chief Financial Officer of a public company

Other Professional Experience and Community Involvement

● M.B.A., Finance, University of Michigan
● B.B.A., Accounting, University of Michigan

Experience and Qualifications

Mr. Beda has financial expertise and decade-long leadership as a financial asset manager and provides an important historical perspective with respect to Company operations. Mr. Beda also has substantial experience as a director of other publicly held companies.

Frederick O. Hanser, 70 Director Since: 2003, Class I director with term ending in 2014 Committees: Compensation Committee

Career Highlights

● Vice Chairman, Stifel Bank & Trust (2007 - present)
● Director, SLC Holdings, LLC, the manager and holding company for the St. Louis Cardinals, LLC. (1996 - present)
● Vice Chairman, St. Louis Cardinals, LLC, a professional baseball team (1996 - 2010)
● Attorney, Fordyce and Mayne, a law firm
● Attorney, Armstrong, Teasdale LLP, a law firm

Other Professional Experience and Community Involvement

● One of three principal organizers and Member, Board of Directors, of Mississippi Valley Bancshares, Inc. (1), a bank holding company (NASDAQ: MVBI)
● Practiced law for 29 years, focused in banking, corporate and estate taxation, medical law, venture capital, and closely held businesses
● B.A., Yale University
● J.D., Washington University
● Member, Board of Directors, and President, BackStoppers, Inc.
● Member, Board of Directors, CrimeStoppers - St. Louis Region

Experience and Qualifications

Mr. Hanser has extensive legal and managerial background, as well as experience as a director of other financial services companies.

(1) Purchased by Southwest Bank of St. Louis in 1984

Ronald J. Kruszewski, 53
Chairman of the Board of Directors, President, and Chief Executive Officer of Stifel Financial Corp.
Director Since: 1997, Class I director with term ending in 2014
Committees: Executive Committee (Chairman)
Other Public Company Directorships Within the Past 5 Years: Angelica Corporation (NYSE: AGL), non-executive Chairman

Career Highlights

● Stifel Financial Corp.
- Chairman (2001 - present)
- President and Chief Executive Officer (September 1997 - present)
● Stifel, Nicolaus & Company, Incorporated
- Chairman (2001 - present)
- President and Chief Executive Officer (September 1997 - present)

Other Professional Experience and Community Involvement

● Member, Board of Directors, Securities Industry and Financial Markets Association (SIFMA)
● Member, U.S. Ski and Snowboard Team Foundation Board
● Chairman of Downtown Now!
● Member, Board of Directors, St. Louis Regional Chamber and Growth Association
● Member, Board of Directors, Barnes-Jewish Hospital
● Member, Board of Trustees, Webster University
● Member, Regional Business Council in St. Louis
● Member, Young Presidents' Organization - St. Louis Chapter
● Former Chairman, Downtown St. Louis Partnership, Inc.

Experience and Qualifications

Mr. Kruszewski has extensive managerial and leadership experience in the financial services industry in addition to a comprehensive understanding and knowledge of the Company's day-to-day operations and strategy.

Thomas P. Mulroy, 50 Senior Vice President of Stifel Financial Corp. Director Since: 2005, Class I director with term ending in 2014

Career Highlights

● Stifel Financial Corp.
- Senior Vice President (December 2005 - present)
● Stifel, Nicolaus & Company, Incorporated
- Executive Vice President (December 2005 - present)
- Co-Head of Institutional Group (July 2009 - present)
- Director, Equity Capital Markets (December 2005 - July 2009)
● Legg Mason, Inc.
- Executive Vice President (1986 - November 2005)

Other Professional Experience and Community Involvement

● Chairman of the Board of Stifel Nicolaus Europe Ltd.
● B.S. in finance, Ithaca College
● M.B.A. in finance, American University

Experience and Qualifications

With over 25 years of experience in capital markets, Mr. Mulroy has developed extensive knowledge of the industry.  His substantial experience and perspective assists the Board in its review of the Company's capital markets business.

Thomas W. Weisel, 71
Chairman of the Board of Directors of Stifel Financial Corp.
Director Since: 2010, Class I director with term ending in 2014
Other Public Company Directorships Within the Past 5 Years: NASDAQ OMX Group, Inc. (NASDAQ: NDAQ) and Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG)

Career Highlights

● Chairman and Chief Executive Officer, Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) (1999 - 2010)
● Founder, Chairman, and Chief Executive Officer, Montgomery Securities (1971 - 1997)

Other Professional Experience and Community Involvement

● Member and former Chairman, U.S. Ski and Snowboarding Team Foundation Board (1977 - present)
● Chairman, USA Cycling Foundation Board  (2000 - present)
● Member, Board of Trustees, San Francisco Museum of Modern Art (1982 - present)
● Founder and Chairman, Tailwind Sports, Owner of the Discovery and US Postal Cycling Teams (1990 - 2007)
● Chairman and Board Member, Empower America (1994 - 2002)
● Chairman, Capital Campaign for California School of Arts & Crafts (1996 - 1997)
● Member, Board of Directors, Stanford Endowment Management Board (2001 - 2009)
● Member, Advisory Board, Harvard Business School (2007 - 2009)
● Board Member, NASDAQ (2002 - 2006)
● Trustee, Museum of Modern Art in New York (1996 - 2011)

Experience and Qualifications

Mr. Weisel has extensive entrepreneurial and operational experience in the financial services industry, as evidenced by his founding and development of the investment firms of TWPG and Montgomery Securities prior to joining the Company.

Kelvin R. Westbrook, 56
Director Since: 2007, Class I director with term ending in 2014
Committees: Audit Committee
Other Current Public Company Directorships: Archer-Daniels Midland Company (NYSE: ADM) and Camden Property Trust (NYSE: CPT)
Other Public Company Directorships Within the Past 5 Years: Angelica Corporation (NYSE: AGL)

Career Highlights

● President and Chief Executive Officer, KRW Advisors, LLC, a privately held telecommunications and media consulting and advisory services firm (October 2007 - present)
● Broadstripe, LLC (formerly known as Millennium Digital Media Systems, LLC)(1), broadband services company
- Chairman and Chief Strategic Officer (September 2006 - October 2007)
- President and Chief Executive Officer (May 1997 - September 2006)

Other Professional Experience and Community Involvement

● Member, Board of Directors, BJC HealthCare
● Member, Board of Directors, National Cable Satellite Corporation, better known as C-SPAN (2002 - 2011)
● Former partner of a national law firm

Experience and Qualifications

Mr. Westbrook brings legal, media, and marketing expertise to the board of directors. In addition, through his service on the boards of directors and board committees of other public companies and not-for-profit entities, Mr. Westbrook has gained an in-depth knowledge and expertise in corporate governance.

(1)     Broadstripe, LLC and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009, approximately 15 months after Mr. Westbrook resigned from the firm.

Compensation of Directors in Last Fiscal Year

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2011.  Directors who also serve as our employees, inside directors, do not receive additional compensation for their service as directors of either the Company or any of its subsidiaries, although we do reimburse them for their expenses for attendance at Board meetings.  This policy applies to Messrs. Kruszewski, Zemlyak, Himelfarb, Mulroy, Nesi, Plotkin, and Weisel, who serve as both directors and executive officers of the Company.  Information about the 2011 compensation earned or paid to Messrs. Kruszewski, Zemlyak, Mulroy, Nesi, and Weisel as executive officers is disclosed in the Summary Compensation Table because they are named executive officers for purposes of this proxy statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Unit Awards ($) (2)	Total ($) (3)
Bruce A. Beda	-	153,925	153,925
Michael W. Brown	-	128,925	128,925
Charles A. Dill	-	128,925	128,925
John P. Dubinsky	40,000	128,925	168,925
Richard F. Ford	-	143,925	143,925
Robert E. Grady	-	128,925	128,925
Frederick O. Hanser	24,000	128,925	152,925
Alton F. Irby III	-	128,925	128,925
Robert E. Lefton	-	128,925	128,925
James M. Oates	-	143,925	143,925
Kelvin R. Westbrook	-	128,925	128,925

__________________________

(1)
Stated amounts include cash compensation paid to Messrs. Dubinsky and Hanser in 2011 for their service as the non-executive Chairman and the non-executive Vice Chairman, respectively, of the Board of Directors of Stifel Bank & Trust during 2011.

(2)
In lieu of an annual cash retainer, each non-employee director was issued 3,375 stock units on June 1, 2011.  Additionally, the Committee chairs were issued additional stock units valued at the closing price of our common stock on the date of grant as follows: Audit Committee, $25,000; Compensation Committee, $15,000; and Risk Management/Corporate Governance Committee, $15,000.  The units vest on a quarterly basis over a one-year period.  Amounts stated reflect the aggregate grant date fair value of $38.20 computed in accordance with FASB ASC Topic 718.  As of December 31, 2011, each director held the following number of stock units outstanding: Mr. Beda, 24,850; Mr. Brown, 5,062; Mr. Dill, 20,566; Mr. Dubinsky, 20,566; Mr. Ford, 22,772; Mr. Grady, 5,062; Mr. Hanser, 20,566; Mr. Irby, 5,062; Mr. Lefton, 20,831; Mr. Oates, 23,037; and Mr. Westbrook, 16,384.

(3)
Amounts stated reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  As of December 31, 2011, each director held the following number of options outstanding: Mr. Beda, 2,250; Mr. Brown, 7,496; Mr. Dill, 2,250; Mr. Dubinsky, 450; Mr. Ford, 10,498; Mr. Hanser, 22,499; Mr. Irby, 6,819; and Mr. Lefton, 10,498.

Additional Information About Director Compensation

Non-employee directors of the Company are required to defer all director fees into stock units pursuant to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement).  These stock units are generally granted annually in May and vest on a quarterly basis over a one-year period.

As approved by the Board of Directors, the annual stock retainer payable to each non-employee director includes an award of 3,375 stock units.  Additionally, the chair of each of the Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee will continue to receive additional common stock units valued in the approximate amounts of $25,000, $15,000, and $15,000, respectively, for services in such capacity based upon the fair market value of our common stock on the date of approval.

Thus, for 2011, the stock units awarded to the non-employee directors on June 1, 2011, were as follows: Mr. Beda, 4,029; Mr. Dill, 3,375; Mr. Dubinsky, 3,375; Mr. Ford, 3,767; Mr. Hanser, 3,375; Mr. Lefton, 3,375; Mr. Oates, 3,767; and Mr. Westbrook, 3,375.  The closing price of our common stock on the date of award was $38.20.

Additionally, non-employee directors who also serve on the Board of Directors of Stifel Bank & Trust receive cash compensation as approved by the Stifel Bank & Trust Board of Directors.  See footnote (1) to the director compensation chart above.

Directors who are also our employees do not receive any compensation for their service as directors of the Company or its subsidiaries, but we pay their expenses for attendance at meetings of the Board of Directors.

CORPORATE GOVERNANCE AND CODE OF ETHICS

In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, we have adopted Corporate Governance Guidelines as well as charters for the Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee.  These guidelines and charters are available for review under the "Corporate Governance" section of our web site at www.stifel.com. We have also adopted a Code of Ethics for Directors, Officers, and Associates.  The Code of Ethics is also posted in the "Corporate Governance" section of our web site, located at www.stifel.com, or may be obtained by any stockholder, without charge, upon request by contacting our Corporate Secretary at (314) 342-2000 or by e-mail at investorrelations@stifel.com.

We have established procedures for stockholders or other interested parties to communicate directly with our Board of Directors, including the presiding director at the executive sessions of the non-management directors or the non-management directors as a group.  Such parties can contact our Board of Directors by mail at: Stifel Financial Corp., Attention: Ronald J. Kruszewski/Thomas W. Weisel, Chairmen of the Board, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102.  All communications made by this means will be received by the Chairmen of the Board and relayed promptly to the Board of Directors or the individual directors, as appropriate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Sarbanes-Oxley Act of 2002 generally prohibits loans by an issuer and its subsidiaries to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

From time to time, Stifel Bank & Trust makes loans and extensions of credit to our directors and executive officers.  Outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and its subsidiaries, and did not involve more than the normal risk of collectibility or present other unfavorable features.  As of December 31, 2011, all such loans were performing to their original terms.

Certain of our officers, directors, and nominees for director maintain margin accounts with Stifel, Nicolaus & Company, Incorporated pursuant to which Stifel, Nicolaus & Company, Incorporated may make loans for the purchase of securities.  All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

Related party transactions are approved on a case-by-case basis.  As such, no formal policies or procedures have been adopted for the approval of related party transactions.

We maintain various policies and procedures relating to the review, approval, or ratification of transactions in which our Company is a participant and in which any of our directors and executive officers or their family members have a direct or indirect material interest.  Our Company Code of Ethics, which is available on our web site at www.stifel.com, prohibits our directors and employees, including our executive officers and, in some cases, their family members, from engaging in certain activities without prior written consent.  These activities typically relate to situations where a director, executive officer, or other employee and, in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity.  Specifically, our Code of Ethics includes prohibitions against:  engaging in any outside business or other activity that might create a conflict of interest with or compete against the Company's interests, including ownership of privately held stock or partnership interests without prior written approval, using Company property, information, or positions for improper personal gain or benefit, and receiving bonuses, fees, gifts, frequent or excessive entertainment, or any similar form of consideration above a nominal value from any person or entity with which the Company does, or seeks to do, business.  It is also against Company policy to give gifts or gratuities without receiving specific approval by the Company's Office of General Counsel.

Airplane Usage and Allowance.  In May 2011, the Compensation Committee approved the use by Mr. Weisel, Chairman, and certain of our other employees from time to time, of an airplane owned by Thomas Weisel Investment Management, Inc., an entity wholly owned by Mr. Weisel, for business and other travel.  In connection with the airplane usage, the Company approved an airplane allowance payable to Thomas Weisel Investment Management, Inc. in the fixed amount of $300,000 covering the period from January 1, 2011 through December 31, 2011.  Based on historical and anticipated usage of the airplane by Mr. Weisel and such other employees, the Compensation Committee approved the payment of the airplane allowance on the condition that any personal flight activity attributable to a Company employee would be included in such employee's annual compensation.

Ownership Interest in Selling Source LLC. Mr. Irby, a director of the Company, is a founding partner and the chairman of London Bay Capital LLC, an investment firm that, in 2007, indirectly acquired a controlling interest in Selling Source, LLC. TWPG provided advisory and placement agent services in connection with this acquisition.  A portion of the compensation payable to TWPG for its services included an ownership interest in Selling Source LLC. Further, in connection with the acquisition, TWPG purchased additional shares of Selling Source LLC.  The Company, as a result of its acquisition of TWPG in July 2010, now has an ownership interest in Selling Source LLC. The Company's ownership interest in Selling Source LLC is valued, as of December 31, 2011, at $8.2 million.

Each year, we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with the Company in which a director or an executive officer or one of their family members or associated entities has an interest.  We also require that directors and executive officers notify our Company of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

We believe that the foregoing policies and procedures collectively ensure that all related party transactions requiring disclosure under applicable SEC rules are appropriately reviewed.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Throughout this proxy statement, the individuals who served as our chief executive officer and our chief financial officer during the year ended December 31, 2011, and the other individuals included in the summary compensation table, are referred to as the "named executive officers." These individuals are:

●	Ronald J. Kruszewski, who served as our Chairman, President, and Chief Executive Officer and Chief Executive Officer of our subsidiary, Stifel, Nicolaus & Company, Incorporated;

●
James M. Zemlyak, who served as our Senior Vice President, Chief Financial Officer, and Treasurer and as Executive Vice President and Chief Operating Officer of our subsidiary, Stifel, Nicolaus & Company, Incorporated;

●
Thomas P. Mulroy, who served as our Senior Vice President as well as the Executive Vice President and Co-Director of the Institutional Group of our subsidiary, Stifel, Nicolaus & Company, Incorporated;

●
Victor J. Nesi, who served as our Senior Vice President as well as the Executive Vice President and Co-Director of the Institutional Group of our subsidiary, Stifel, Nicolaus & Company, Incorporated; and

●	Thomas W. Weisel, who served as our Chairman of the Board.

Compensation Philosophy and Objectives

Our executive compensation program is designed to reward superior corporate performance annually and over the long term, as measured by increasing stockholder value.  Total compensation must also be internally equitable and externally competitive.  We periodically review our executive compensation program to ensure that it reflects good governance practices as well as the best interests of our stockholders, while meeting the following core objectives:

●
Pay for Performance.  A substantial portion of the total compensation for each of the named executive officers is variable from year-to-year and is based upon the performance of the individual named executive officer during that year, without weighting.  Illustrative of this fact is that the named executive officers' base salaries are low relative to peer executives in competitive companies and are not increased from year-to-year.  The amount of compensation paid to each named executive officer is based in part upon the financial performance of our Company for the year and in part upon the named executive officer's performance during the year as analyzed and recommended by the chief executive officer (in the case of all of the named executive officers except Mr. Kruszewski) to the Compensation Committee. In the case of Mr. Kruszewski, the analysis of his individual performance for the year is done entirely by the members of the Compensation Committee.  In its assessments, the Compensation Committee utilizes complete discretion in setting annual incentive compensation for the named executive officers.  No Company or individual performance targets or other quantitative formulas are utilized by the Compensation Committee in the setting of awards.  Instead, at the end of each fiscal year, the Compensation Committee reviews Company performance and the individual performance evaluations, including any Company achievements to which the individual named executive officer contributed.

●
Stock Ownership.  We have designed our compensation program to assure that our executive officers establish and maintain a significant amount of stock ownership in the Company over time.  We believe that stock ownership by the executive officers directly aligns the interests of our management with those of our stockholders and incentivizes our executive officers to focus on the creation of stockholder value.  We, therefore, mandate that 25% of the named executive officers' annual incentive compensation is paid in the form of equity awards, which vest over five years, and encourage the named executive officers to elect to take greater amounts of their compensation in equity awards through Company matching programs.  The Company grants a 25% match to the mandatory and voluntary bonus paid in equity, which vests on the fifth anniversary of the award.

●
Recruiting and Retention. Due to the competitive nature of the securities industry related to executive talent, we are committed to provide total compensation opportunities that are competitive with the compensation opportunities of other companies in our business.  Our compensation package must be sufficiently aligned with industry practices so that we can continue to attract and retain executives who can effectively guide our Company in the future.  With this in mind, the Compensation Committee uses comparisons of the compensation practices of competitive companies as a check at the end of the annual compensation process to determine if our compensation practices are yielding relatively comparable pay for comparable performance.

●
Tax Deductibility and Compliance. Our executive compensation program is designed to maximize the tax deductibility of compensation paid to our named executive officers and to avoid the payment of punitive excise taxes by our executive officers.  Thus, annual incentive compensation programs are operated in compliance with Section 162(m) of the Internal Revenue Code, and deferred compensation is structured so as to comply with the deferred compensation rules under Section 409A of the Internal Revenue Code.

Setting Compensation

Our Compensation Committee has the responsibility for approving the compensation paid to our named executive officers and ensuring that our compensation program is consistent with our compensation philosophy and is meeting our goals and objectives.  Throughout this Compensation Discussion and Analysis, we refer to the Compensation Committee as the "Committee."

In its review, the Committee considered the most recent stockholder advisory vote on executive compensation required by the proxy rules in reassessing the Company's compensation policies.  Because a substantial majority (94%) of our stockholders present at the meeting in person or by proxy approved the compensation philosophy described in the proxy statement for the 2011 Annual Meeting, the Committee did not implement changes to our executive compensation program as a result of the stockholder advisory vote.

Early each year, the Committee approves the limits of incentive compensation that may be paid to our named executive officers for Company and individual performance during the prior year. Subject to the limits set forth in Section 162(m) of the Internal Revenue Code, the Committee has full discretion as to the level of annual incentive compensation it pays to each of the named executive officers within those limits.

Involvement of Executive Officers

The analysis of the Committee with respect to the compensation of the named executive officers, other than Mr. Kruszewski, begins with the recommendation of the chief executive officer and is supported by internal and external compensation data that is supplied by the chief executive officer and compiled by our accounting department.  The information provided to the Committee may include financial information with respect to our Company and its business segments as well as a summary of the chief executive officer's evaluation of the individual performance of each of the other named executive officers for the most recently completed year.

The chief executive officer may also provide information gathered from external surveys and other sources with respect to the compensation amounts and packages for companies that are considered competitors of our Company for executive talent.  These are typically used as a check to determine if the amount of annual compensation that is set under the process outlined above has yielded an appropriate amount of overall compensation for the executive officer as compared with the general market.

The Committee itself does its own evaluation of the performance of the chief executive officer for the year in setting the chief executive officer's annual and long-term incentive compensation.  The Committee typically includes a compensation peer group survey in its analysis of the chief executive officer's annual bonus.

Compensation Peer Group

We annually identify for the Committee a group of companies that we consider to be peer companies.  Typically, these companies are other investment banking and financial services firms of similar size and scope of services offered.  We gather this information primarily from external market surveys on compensation that are available in the market as well as publicly available data on the specific competitive companies that are available from that companies public filings, such as proxy statements.  This compensation information is used as a final review of the appropriateness of the compensation levels set by our Committee's analysis of the financial and qualitative data presented for each of these officers.

For 2011, the following companies were included in the compensation survey:

D.A. Davidson & Co.
Hilliard Lyons
Janney Montgomery Scott, LLC
Morgan Keegan & Company, Inc.
Raymond, James & Associates
RBC Wealth Management
Robert W. Baird & Co. Inc.
Scott & Stringfellow Investment Corp.
Southwest Securities
Wells Fargo Bank
William Blair & Company

Compensation Consultants

While we use publicly available external market surveys with respect to compensation data that we believe to be relevant to the Committee's analysis, the Committee has not engaged an independent outside compensation consultant for 2011 and has not engaged such a consultant to date in 2012.

Risk Oversight of the Company's Compensation Program

Comprised entirely of independent directors, the Committee carefully monitors compensation levels to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. Based on current and evolving best practices, our Committee conducted a compensation risk assessment of the various elements of our Company's overall compensation policies and practices (including incentive compensation programs).  In its analysis, the Committee reviewed, with input from management, our Company's compensation programs, including appropriate internal controls to mitigate or reduce risk.  Based on its review, the Committee determined that our Company's compensation policies and practices do not create excessive and unnecessary risk taking.  In addition to review by the Committee, the full Board of Directors will continue to maintain procedures to ensure ongoing management and assessment of compensation policies and practices as they relate to risk.

Compensation Program and Payments

The key components of our executive compensation program are base salary, annual incentive compensation, long-term incentive compensation, and perquisites.  Executive officers are also entitled to participate in health and welfare plans and retirement savings plans generally available to all of our employees.

Base Salary

We pay relatively low levels of base salary compared to the market due to our variable pay-for-performance philosophy.  Mr. Kruszewski is paid a $200,000 annual base salary, and his salary has not been increased since he joined our Company in 1997.  Mr. Zemlyak is paid a $175,000 annual base salary, and his salary has not been increased since he joined our Company in 1999.  Mr. Mulroy continues to receive an annual base salary of $250,000, which was the base salary that he earned at Legg Mason Capital Markets Group at the time of its acquisition by our Company in December 2005.  Mr. Nesi receives a base salary of $250,000, which has been his base salary since joining the Company in 2009. Mr. Weisel receives a base salary of $200,000, which has been his base salary since joining the Company in 2010 when we acquired TWPG.

A reflection of our performance-based compensation structure is that the base salary for each of the named executive officers is a relatively small portion of the executive's total compensation.  In 2011, base salaries paid to our named executive officers ranged from approximately 3% of total compensation paid to the executive to approximately 6% of the executive's total compensation.

Annual Incentive Compensation

The Committee has established an annual incentive compensation program for the named executive officers that provide a significant portion of the total compensation paid to each of the named executive officers.  The objective of the annual incentive compensation portion of the executive compensation program is to provide cash and equity compensation that is variable based upon the achievement of financial goals for our Company and the business units in which the executive officer serves and a qualitative evaluation of the individual executive officer's performance for the year.

Compensation Determinations and Relevant Factors.  For purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code, the Committee establishes at the beginning of each year a total bonus pool and an individual bonus limitation for any one executive officer.  For 2010, these Section 162(m) limitations were based upon the gross revenues of our Company.  After the computation of the possible bonus pool, the Committee utilizes the negative discretion allowable under Section 162(m) to evaluate a variety of subjective factors in reviewing each executive officer's performance, and resulting incentive compensation award, for the year.  In the case of all named executive officers other than the chief executive officer, the performance evaluation of each executive officer by the chief executive officer, and the chief executive officer's recommendation as to the annual incentive compensation payment level for each executive officer, is factored into the decision of the Committee as to the annual incentive compensation amount to be paid.  The Committee, however, has full discretion to determine the annual incentive compensation actually paid to each of the named executive officers.  With respect to the chief executive officer, the Committee completes its own evaluation of the chief executive officer's  performance for the year and sets the annual incentive compensation amount to be paid to the chief executive officer without outside recommendation.  In its assessments, the Committee utilizes complete discretion in setting annual incentive compensation for the named executive officers primarily on the basis of Company performance, with the factors considered by the Committee given no particular weighting.  No Company or individual performance targets or other quantitative formulas are utilized by the Committee in the setting of awards.  Instead, at the end of each fiscal year, the Committee reviews Company performance and the individual performance evaluations, including any Company achievements to which the individual named executive officer contributed.

Some of the factors considered by the Committee with respect to 2011 annual incentive compensation, without any particular weighting, were as follows:

●	Review of our overall corporate financial results for the last completed year;
●	Review of strategic decisions, including acquisitions, which may impact overall stockholder value, both over short- and long-term horizons;
●	Stock price performance over the course of the year and prior five years;
●	Review of the financial results of the business unit, if any, at which the named executive officer primarily works;
●	Review of the named executive officer's historical compensation;
●	Review of the named executive officer's stock ownership levels against our stock ownership guidelines discussed below;
●	Summary sheets for current compensation;
●	The recommendations of our chief executive officer; and
●	Review of the annual incentive compensation determined from the above analysis against market data regarding executive compensation at companies regarded as competitive to us for executive talent.

In setting annual incentive compensation for the named executive officers for 2011, the Committee considered the Company's relative performance in light of the continuing global financial and credit crisis, economic recession, and sweeping legislative overhaul of the financial industry by virtue of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Committee considered the following Company performance benchmarks in particular (some of which factors are considerations that decreased the annual incentive compensation actually paid):

A.  Overall Company financial performance, including the following:

●	For 2011, net revenues increased 3% to $1.42 billion compared to $1.38 billion in 2010, which represented our 16th consecutive annual increase in net revenues.
●	Core net income, which excludes expenses associated with the civil lawsuit and related regulatory investigation in connection with the recently settled matter with five Southeastern Wisconsin school districts and merger-related expenses, was $113.6 million, or $1.80 per diluted share, a decrease of 9% from 2010.
●	Stockholder equity was $1.3 billion at year-end 2011, resulting in a book value per share of $25.10.
●	Our Global Wealth Management segment, which consists of our Private Client Group and Stifel Bank & Trust, had record net revenues and operating contribution of $908.2 million and $235.4 million, an increase of 8% and 21%, respectively, from 2010.
●	Our Institutional Group segment had net revenues and operating contribution of $507.4 million and $63.3 million in 2011, a decrease of 6% and 51%, respectively, from 2010.
●	For the year ended December 31, 2011, our stock price closed at $32.05. Over five years, our stock price has achieved a compound annual growth rate of 13% as compared to compound annual decline of 0.2% for the S&P 500 Index and a decline of 19% for the AMEX Securities Broker-Dealer Index.
●	Our market capitalization as of December 31, 2011, was $1.7 billion, a decrease of 32% from prior year.

B.  The Company's ability to remain well capitalized, as evidenced by the following indicators:

●	Tier-one capital ratio was 27% at year-end 2011, which is 5 times the required level.
●	Stifel, Nicolaus & Company, Incorporated, our broker-dealer, currently has a net capital ratio of 27%, which is 13 times the required level.
●	Total capital ratio was 3.6 to 1 at year-end 2011, which means we had $1 of capital for every $3.60 of assets.

C.  Other factors, including the following:

●	We successfully completed the acquisition of Stone & Youngberg, LLC, which closed on October 1, 2011.
●	Stifel Bank's assets increased 28% to $2.3 billion at December 31, 2011.
●	We repurchased 1.7 million shares throughout the year at an average price of $28.12.
●	We believe in pay-for-performance. As discussed in our CD&A, our Compensation Committee typically grants annual incentive compensation and long-term incentive awards shortly after the end of each fiscal year based on performance for the prior year. In its assessments, the Compensation Committee utilizes complete discretion in setting annual incentive compensation for the named executive officers. Annual incentive compensation for fiscal year 2011 for each of the named executive officers decreased as compared to 2010 consistent with the decline in 2011 performance.

o
The Compensation Committee reduced Mr. Kruszewski's annual incentive compensation 25% from 2010 to $3,000,000, with $1,125,000 in cash and $1,875,000 in stock units. The decrease in Mr. Kruszewski's compensation from the prior year is primarily attributable the decline in the performance of our Company from 2010.

o
The Compensation Committee reduced Mr. Zemlyak's annual incentive compensation 6% from 2010 to $1,600,000, with $1,200,000 in cash and $400,000 in stock units. The decrease in Mr. Zemlyak's compensation from the prior year is not as significant as the other named executive officers given the performance of our Global Wealth Management segment.

o
The Compensation Committee reduced Mr. Mulroy's annual incentive compensation 36% from 2010 to $2,000,000, with $1,200,000 in cash and $800,000 in stock units. The decrease in Mr. Mulroy's compensation from the prior year is primarily attributable the decline in the performance of our Institutional Group from 2010.

o
The Compensation Committee reduced Mr. Nesi's annual incentive compensation 36% from 2010 to $2,000,000, with $1,200,000 in cash and $800,000 in stock units. The decrease in Mr. Nesi's compensation from the prior year is primarily attributable the decline in the performance of our Institutional Group from 2010.

o	Mr. Weisel's annual incentive compensation for 2011 was determined entirely at the discretion of the Compensation Committee.

Total incentive compensation for each of the named executive officers (payable in cash, stock units, mandatory stock units, elective stock units, and matched stock units) is set forth in the table below:

Name	Cash Bonus ($) (1)	Stock Units ($)	Mandatory Stock Units ($)	Annual Incentive Compensation ($)	Company Match Stock Units ($)	Total Incentive Compensation ($)
Ronald J. Kruszewski	1,125,000	1,500,000	375,000	3,000,000	468,750	3,468,750
James M. Zemlyak	1,200,000	-	400,000	1,600,000	120,000	1,720,000
Thomas P. Mulroy	1,200,000	400,000	400,000	2,000,000	100,000	2,100,000
Victor J. Nesi	1,200,000	400,000	400,000	2,000,000	100,000	2,100,000
Thomas W. Weisel	1,040,000	-	260,000	1,300,000	65,000	1,365,000

_______________________

(1) For the year ended December 31, 2011, Mr. Zemlyak received $1,120,000 in cash and elected to receive $80,000 in stock units in lieu of cash bonus.

Form of Payment.  In order to increase share ownership and to encourage retention among our named executive officers, we require, pursuant to the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan (the "SWAP"), that 25% of each named executive officer's annual incentive compensation for 2011 has been paid, on a mandatory basis, in stock units valued at the fair market value of our common stock on the date of payment of each year, typically in February. Messrs. Kruszewski, Mulroy and Nesi were granted $1,500,000, $400,000 and $400,000 in stock units in lieu of cash bonus, respectively. Mr. Kruszewski's units will be distributed in December 2012. Mr. Mulroy's and Mr. Nesi's stock units will vest ratably over a five-year period.

The stock units are issued under our 2001 Incentive Stock Plan (2011 Restatement), which was approved by our stockholders in 2011.  Historically, the stock units granted as part of annual incentive compensation vest ratably over a five-year period of continued employment after the grant; provided, however, such stock units vest immediately upon death or disability or, in the case of retirement, one year after the participant retires so long as the participant complies with certain non-competition and non-solicitation requirements.

Under the provisions of the amendments to the SWAP, the forfeiture of stock units would not result from an event of termination, except termination for cause, provided that the participant does not compete or violate non-solicitation provisions during the remaining term of the award.  The amendments to the SWAP also add a discretionary early retirement feature for awards made after August 9, 2010.

Under the provisions of the amendments to the SWAP, future awards will continue to be subject to continued service and employment requirements, which is typically three to eight years; however, participants who wish to leave the Company and whose awards have not met the service requirements for vesting at that time, may request the approval of the applicable administrative committee to be allowed to retain those awards notwithstanding such participant's termination of employment so long as the termination is not for cause  Upon receipt of approval, the awards will continue to vest over the remaining service period provided that the participant executes a non-compete, non-solicitation agreement, which will be effective over the remaining term of the award.

In addition to the mandatory deferrals discussed above, the named executive officer may elect to defer a portion of his cash bonus into stock units as well.  The stock units that are electively deferred are immediately vested.  The Company will match 25% of the value of the mandatory and elective deferrals of each named executive officer by crediting the executive with additional stock units that vest on the fifth anniversary of payment.

Long-Term Incentive Awards

Long-term incentive awards are intended to provide compensation opportunities for the named executive officers based upon the creation of stockholder value and an increase in our stock price.  Long-term incentive awards meet the requirements of Section 162(m) of the Internal Revenue Code, but the Committee uses negative discretion to set actual long-term incentive awards. The long-term incentive stock units granted in February 2012 vest ratably over a ten-year period, provided, however, that vesting will be accelerated if the Company achieves certain financial targets over the vesting period.  The stock units will also vest in the event of the retirement, death, or disability of the executive officer.  The general policy of the Company is that vesting of stock units will not be accelerated in the event of a change in control of the Company, provided, however, that the Committee has agreed to a few exceptions to this policy as set forth in the section entitled "Discussion of Post-Employment Payments" beginning on page 49.

The Committee utilizes the long-term incentive awards to facilitate increased alignment of the interests of our stockholders and management, foster long-term shareholder valuation creation, and as a retention tool for our executives.  The total dollar value of these stock awards, which generally vest over a ten-year period, will be included in the summary compensation table in accordance with SEC disclosure rules in the year of grant (i.e., as 2012 compensation). The stock units granted in February 2012 were as follows:

Dollar Value ($) of Award at February 14, 2012
Name	Stock Awards - 10 Years ($) (1)
Ronald J. Kruszewski	2,000,000
James M. Zemlyak	1,000,000
Thomas P. Mulroy	1,000,000
Victor J. Nesi	1,000,000
Thomas W. Weisel	500,000
_______________________

(1)	These stock units will vest ratably over a ten-year period, provided, however, that vesting will be accelerated if the Company achieves certain financial targets over the vesting period.

Perquisites and Other Personal Benefits

We provide executives with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain the best talent for key executive positions.  The Committee periodically reviews the dollar amount of perquisites provided and may make adjustments as it deems necessary.  Perquisites currently provided generally include an annual cash stipend for non-accountable expenses and personal and family travel on Company-owned aircraft.

Retirement Plans

We sponsor a profit sharing plan, the 401(k) Plan, in which all eligible employees, including the named executive officers may participate.  We match up to 50% of the first $2,000 of each employee's contribution to the 401(k) Plan.  In addition, employees, including the named executive officers, also participate in our employee stock ownership plan and trust.  Employee stock ownership contributions for a particular year are based upon each individual's calendar year earnings up to a maximum prescribed by the Internal Revenue Code.

Health and Welfare Plans

Full-time employees, including the named executive officers, participate in the same broad-based, market competitive health and welfare plans (including medical, prescription drug, dental, vision, life, and disability insurance).  These benefits are available to the named executive officers on the same basis as they are made available to all other full-time employees.

Employee Ownership Guidelines

Since 1997, a major goal of the Company has been to increase the ownership of our common stock by its employees, including the named executive officers.  The primary vehicle utilized to achieve this goal has been the requirement for a portion of the annual incentive compensation to be paid in stock units.  This mandatory deferral is up to 25% of an employee's annual incentive compensation (25% for each named executive officer). In addition, an employee can electively defer up to 15% of his or her annual incentive compensation.  The maximum aggregate deferral for an employee, however, is 30% of his or her annual compensation.  This mandatory deferral and any elective deferral into stock units are matched at the rate of 25% of the stock units so deferred.

Unlike most stock ownership rules, we do not require our named executive officers to purchase shares to meet ownership guidelines.  Instead, our guidelines restrict future sale of shares if the result is that the named executive officer's ownership is below the required levels.  The level of a named executive officer's stock ownership as compared with the required guidelines will also be a factor that will be considered by the Committee in making compensation determinations.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be non-deductible for federal income tax purposes, subject to certain exceptions.  The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances.  However, the Committee believes that it is important and necessary that the Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Committee's view, such arrangements are in our best interests and the best interests of our stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The responsibilities of the Compensation Committee are provided in its charter, which has been approved by our Board of Directors.  In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Compensation Committee, among other things, has:

o	Reviewed and discussed the Compensation Discussion and Analysis with management; and

o	Following such review, the Compensation Committee has recommended the inclusion of such Compensation Discussion and Analysis in this proxy statement.

Compensation Committee
James M. Oates, Chairman
Robert E. Lefton, Vice Chairman
Bruce A. Beda
Charles A. Dill
Frederick O. Hanser
Alton F. Irby III

* * *

EXECUTIVE COMPENSATION IN THE LAST FISCAL YEAR

Summary Compensation Table

The following table presents summary information concerning compensation earned in the 2009, 2010, and 2011 fiscal years by our chief executive officer, our chief financial officer, and each of our three most highly compensated other executive officers for services rendered to us and our subsidiaries.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation (4)	Total ($)
Ronald J. Kruszewski Chairman, President, and Chief Executive Officer	2011	200,000	1,125,000	4,250,000	-	98,086	5,673,086
	2010	200,000	3,000,000	1,200,000	-	76,661	4,476,661
	2009	200,000	2,720,000	1,200,000	4,087	73,719	4,197,806

James M. Zemlyak Senior Vice President and Chief Financial Officer	2011	175,000	1,200,000	2,052,500	-	12,166	3,439,666
	2010	175,000	1,275,000	357,813	-	13,118	1,820,931
	2009	175,000	1,168,750	409,375	-	13,411	1,766,536

Thomas P. Mulroy Senior Vice President and Co-Director of the Institutional Group	2011	250,000	1,200,000	2,281,250	-	11,731	3,742,981
	2010	250,000	1,875,000	772,500	-	12,023	2,909,523
	2009	250,000	1,785,000	600,000	-	12,236	2,647,236

Victor J. Nesi Senior Vice President and Co-Director of the Institutional Group (5)	2011	250,000	1,200,000	2,312,500	-	11,731	3,774,231
	2010	250,000	2,450,000	725,000	-	12,023	3,437,023
	2009	-	-	-	-	-	-

Thomas W. Weisel Chairman of the Board (6)	2011	200,000	1,040,000	1,781,250	-	300,731	3,321,981
	2010	-	-	-	-	-	-
	2009	-	-	-	-	-	-
__________________________

(1)
For the year ended December 31, 2011, Mr. Zemlyak received $1,120,000 in cash and elected to receive $80,000 in stock units in lieu of cash bonus. For the year ended December 31, 2010, Mr. Zemlyak received $1,190,000 in cash and elected to receive $85,000 in stock units in lieu of cash bonus. For the year ended December 31, 2009, Mr. Mulroy received $1,470,000 in cash and elected to receive $315,000 in stock units in lieu of cash bonus. The remaining bonus amounts represent the cash bonuses paid to each named executive officer.

(2)
The stock award values represent the aggregate grant date fair value during the fiscal years ended December 31, 2011, December 31, 2010, and December 31, 2009, determined in accordance with FASB ASC Topic 718.  These figures include amounts related to restricted stock units granted under our 2001 Incentive Stock Plan (2008 Restatement), discussed in further detail under the "Compensation Discussion and Analysis" section, including units granted as long-term incentive awards and to match mandatory and elective deferrals.  The restricted stock units are valued at the closing price of our common stock on the date of grant.

(3)
The option award value represents the aggregate grant date fair values for the fiscal years ended December 31, 2011, December 31, 2010, and December 31, 2009, determined in accordance with FASB ASC Topic 718.  For further information, please see Note 20 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(4)	All Other Compensation for 2011 includes the following aggregate perquisites:

Name	Non-Accountable Expense Allowance ($)	Contribution to Employee Stock Ownership Plan ($)	Contribution to Profit Sharing 401(k) Plan ($)	Personal and Family Transportation ($)		Medical Reimbursement ($)	Life Insurance ($)	Total Benefits ($)
Ronald J. Kruszewski	-	731	1,000	75,080	(y)	-	21,275	98,086
James M. Zemlyak	10,000	731	1,000	-		435	-	12,166
Thomas P. Mulroy	10,000	731	1,000	-		-	-	11,731
Victor J. Nesi	10,000	731	1,000	-		-	-	11,731
Thomas W. Weisel	-	731	-	300,000	(z)	-	-	300,731
__________________________

(y)
Reflects personal use of Company-owned aircraft.  The value was calculated for 2011 based on the incremental cost of personal travel, including: landing, parking, and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts and external labor per hour of flight; and customs, foreign permits, and similar fees; but does not include the fixed costs of owning or operating the aircraft.

(z)
The Executive Committee approved the use by Mr. Weisel of an airplane owned by Thomas Weisel Investment Management, Inc., an entity wholly owned by Mr. Weisel, for business and other travel.  In connection with the airplane usage, the Company approved an airplane allowance in the fixed amount of $300,000 covering the period from January 1, 2011 through December 31, 2011.

(5)	Mr. Nesi joined the Company in July 2009.

(6)	Mr. Weisel was named Chairman of the Board in August 2010.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned during the fiscal year ended December 31, 2011, for the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($) (2)
Ronald J. Kruszewski	-	-	-	-	-	-	-	96,590	-	-	4,250,000
James M. Zemlyak	-	-	-	-	-	-	-	48,575	-	-	2,137,500
Thomas P. Mulroy	-	-	-	-	-	-	-	51,845	-	-	2,281,250
Victor J. Nesi	-	-	-	-	-	-	-	52,556	-	-	2,312,500
Thomas W. Weisel	-	-	-	-	-	-	-	40,482	-	-	1,781,250
__________________________

(1)
Represents the total number of stock units allocated to each named executive officer during the 2011 fiscal year.  The stock units granted were part of the named executive officers' annual and long-term incentive compensation.  The components of the total stock unit awards and associated fair values are set forth below.

Stock Unit Awards and Grant Date Fair Value under FASB ASC Topic 718
Name	Asset Category	Vesting Period (a)	Units (#)	Grant Date Fair Value ($)
Ronald J. Kruszewski	Mandatory Deferral	5 years	22,726	1,000,000
	Company Match	5 years	5,681	250,000
	Long-Term Incentive	10 years	68,183	3,000,000
	Total		96,590	4,250,000

James M. Zemlyak	Mandatory Deferral	5 years	9,659	425,000
	Elective Deferral	Immediate	1,930	85,000
	Company Match	5 years	2,895	127,500
	Long-Term Incentive	10 years	34,091	1,500,000
	Total		48,575	2,137,500

Thomas P. Mulroy	Mandatory Deferral	5 years	14,204	625,000
	Company Match	5 years	3,550	156,250
	Long-Term Incentive	10 years	3,4091	1,500,000
	Total		5,1845	2,281,250

Victor J. Nesi	Mandatory Deferral	5 years	14,772	650,000
	Company Match	5 years	3,693	162,500
	Long-Term Incentive	10 years	34,091	1,500,000
	Total		52,556	2,312,500

Thomas W. Weisel	Mandatory Deferral	5 years	14,204	625,000
	Company Match	5 years	3,550	156,250
	Long-Term Incentive	10 years	22,728	1,000,000
	Total		40,482	1,781,250

__________________________

(a)
The mandatory deferrals vest ratably over a five-year period. Elective deferrals vest immediately. The company match vest on the fifth anniversary of payment. Long-term incentive awards vest ratably over a ten-year period, subject to certain provisions.

(2)	The grant date fair values are calculated in accordance with FASB ASC Topic 718.

Additional Information About the Compensation Paid to the Named Executive Officers in 2011

We entered into an employment agreement with Ronald J. Kruszewski as of September 25, 1997.  Under the employment agreement, Mr. Kruszewski receives an annual salary of at least $200,000, and he is eligible to participate in the executive bonus pool and in all other employee benefits we provide to senior executive officers.

We entered into an employment agreement with James M. Zemlyak on February 1, 1999, which provides for the employment of Mr. Zemlyak at a base salary of at least $175,000 per annum, and he is eligible to participate in all other employee benefits we provide to senior executive officers.

We entered into an employment agreement with Thomas P. Mulroy on August 16, 2005, which provides for his employment at a base salary of at least $250,000 per annum, and he is eligible to participate in all other employee benefits we provide to senior executive officers.

We entered into an employment agreement with Victor J. Nesi on June 25, 2009, which provides for his employment at a base salary of at least $250,000 per annum, and he is eligible to participate in all other employee benefits we provide to senior executive officers.

Pursuant to the SWAP, participants in the plan receive and are required to defer a portion of their annual incentive compensation.  For incentive compensation received in 2011, the mandatory deferral is up to 25% of each participant's annual incentive compensation.  In addition, each participant can electively defer up to an additional 5% of their annual compensation.  The maximum amount of incentive compensation earned during a year that can be issued in stock units is 30%.  This mandatory deferral and any elective deferral into stock units are matched at the rate of 25% of the stock units to be deferred.  All stock units are issued to participants based upon the fair market value of our common stock on the date of issuance.  Stock units received on a mandatory basis or pursuant to the 25% match in 2011 vest ratably over a five-year period of continued employment following the date of issuance.  Vesting based on continued employment may be eliminated, however, upon a termination without cause if the holder of the award refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date of such award.  Stock units that the participant elects to receive are fully vested on the date of issuance. For additional information on modifications to the SWAP effective for any deferrals made after August 9, 2010, see the section entitled "Annual Incentive Compensation" beginning on page 35.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the number of exercisable and unexercisable stock options and stock awards at December 31, 2011, held by the individuals named in the Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Stock Units That Have Not Vested (#) (2)	Market Value of Stock Units That Have Not Vested ($) (3)
Ronald J. Kruszewski	119,999	-	-	3.47	1/2/2012	209,270	6,707,105
	90,000	-	-	3.86	2/10/2013	-

James M. Zemlyak	60,000	-	-	3.47	1/2/2012	75,043	2,405,128
	60,000	-	-	3.86	2/10/2013	-

Thomas P. Mulroy	-	-	-	-	-	87,432	2,802,196
Victor J. Nesi	-	-	-	-	-	183,049	5,866,720
Thomas W. Weisel	-	-	-	-	-	174,645	5,597,372

__________________________

(1)	The options expire 10 years after the date of grant.

(2)
These units vest over a three-to five-year period.  In addition to the amounts listed, as of December 31, 2011, based on our common stock closing stock price at year-end of $32.05, Mr. Kruszewski held 174,143 units, which were fully vested and were valued at $5,581,283; Mr. Zemlyak held 44,492 units, which were fully vested and were valued at $1,425,969; Mr. Mulroy held 40,701 units, which were fully vested and were valued at $1,304,467; and Mr. Nesi held 20,063 units, which were fully vested and were valued at $643,019. Mr. Weisel held 0 units, which were fully vested as of December 31, 2011.

(3)	Based on the closing price of $32.05 per share of our common stock on December 31, 2011.

Options Exercised and Stock Units Converted

The following table sets forth information concerning amounts received or realized upon exercise of options or similar instruments, and the vesting of stock or similar instruments, by the named executive officers as of   December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting/Conversion (#)	Value Realized on Vesting/Conversion ($) (1)
Ronald J. Kruszewski	-	-	105,937	4,564,825
James M. Zemlyak	-	-	26,844	1,156,708
Thomas P. Mulroy	-	-	29,861	1,286,710
Victor J. Nesi	-	-	19,062	821,382
Thomas W. Weisel	-	-	21,382	932,745
______________________

(1)
Executives are given the option to surrender shares of Company common stock to pay option exercise prices.  With respect to stock awards, these figures represent the dollar value of gross units converted into our common stock by the named executive officers.  Executives realize ordinary income and have a resulting tax liability equal to the current market price value of the shares received when vested stock units are converted into common stock.  As a result, executives are given the ability to surrender shares in order to pay tax liabilities.  During 2011, Messrs. Kruszewski, Zemlyak, Mulroy, Nesi, and Weisel surrendered 30,045 shares, 7,662 shares, 7,474 shares, 4,666 shares, and 5,931 shares, respectively, as payment for tax liabilities.  Shares surrendered are valued at fair market value on the date of exercise or date of conversion.

Post-Retirement Benefits

Nonqualified Deferred Compensation.  The following table sets forth information concerning contributions, earnings, and balances under nonqualified deferred contribution plans for the named executive officers:

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution in Last FY ($) (1)	Registrant Contribution in the Last FY ($) (2)	Aggregate Loss in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of Year ($)
Ronald J. Kruszewski	16,244,554	1,000,000	3,250,000	(3,641,342)	(4,564,825)	12,288,387
James M. Zemlyak	4,045,194	510,000	1,627,500	(1,194,889)	(1,156,708)	3,831,097
Thomas P. Mulroy	4,390,323	625,000	1,656,250	(1,278,200)	(1,286,710)	4,106,663
Victor J. Nesi	7,015,421	650,000	1,662,500	(1,996,799)	(821,382)	6,509,740
Thomas W. Weisel	6,433,300	625,000	1,156,250	(1,684,433)	(932,745)	5,597,372
______________________

(1)
The amounts listed in this column represent the annual incentive compensation paid to our named executive officers, which are either mandatorily or electively deferred under the SWAP and are included within the "Stock Awards" column of the Company's Summary Compensation Table.

(2)
The amounts listed in this column represent long-term incentive awards granted to our named executive officers and the 25% match to the mandatory and voluntary bonus paid in equity, the value of which has been included within the "Stock Awards" column of the Company's Summary Compensation Table.

(3)
The amounts in this column represent the change in market value of the Company's common stock during the last fiscal year. The amounts listed in this column have not been included in the Company's Summary Compensation Table because they were not below-market.

In 2011, as provided above, our executives were required to defer 25% of their bonuses pursuant to the SWAP.  In addition, each executive can elect to defer up to an additional 5% percent of his bonus.  Our Company matched 25% of the combined value of the mandatory and elective deferrals by each executive, the value of which is presented above for the last fiscal year.

Discussion of Post-Employment Payments

Annual and Long-Term Incentive Awards.  The annual and long-term incentive awards made to the named executive officers vest upon the death, disability, or retirement of the executive officer.  Additionally, pursuant to Mr. Mulroy's employment agreement, which is described below, any stock awarded to Mr. Mulroy pursuant to an award agreement provides for full vesting upon a change in control of our Company.  Further, Mr. Nesi's employment agreement, which is also described below, provides for full vesting upon a change in control of our Company of the unvested portion of the restricted stock units initially granted to him when he joined the Company.  Assuming any of these events had occurred at December 31, 2011, the named executive officer would have received full vesting of some or all of their outstanding units and these units would have been converted into common stock as set forth in the following table.

Name	Number of Shares Acquired if Vesting Upon a Change in Control (#)	Value Realized if Vesting Upon a Change in Control ($) (1)	Number of Shares Acquired if Vesting Upon Death, Disability or Retirement (#)	Value Realized if Vesting Upon Death, Disability or Retirement ($) (1)
Ronald J. Kruszewski	-	-	141,087	4,521,838
James M. Zemlyak	-	-	40,952	1,312,512
Thomas P. Mulroy	53,341	1,709,579	53,341	1,709,579
Victor J. Nesi	21,473	688,210	148,958	4,774,104
Thomas W. Weisel	-	-	151,917	4,868,940
__________________________

(1)	Based on a closing stock price at December 31, 2011, of our common stock of $32.05.

The stock units granted to the named executive officers are subject to forfeiture prior to vesting if the named executive officer is terminated for cause, as set forth in more detail in the SWAP.

Certain Employment Agreement Provisions.

Agreement with Thomas P. Mulroy:  Mr. Mulroy is subject to non-compete, non-solicit,  and confidentiality provisions pursuant to a merger-related employment agreement dated August 16, 2005, entered into by the Company with Mr. Mulroy in connection with the Company's acquisition of Legg Mason Capital Markets Group in December 2005.  Mr. Mulroy's agreement provides that, during the time of his employment with our Company, he cannot directly or indirectly compete, assist in, or provide financial resources to any activity which competes with our Company in the financial services industry.  Mr. Mulroy employment agreement provides that during his employment with the Company and for a period six months thereafter, he is prohibited from soliciting any person who is or was a Stifel employee or a third-party consultant or advisor during the preceding six months to be employed by or perform services for another party in any capacity, and from interfering with any contractual relationship that Stifel may have with any such party.  The agreement also prohibits Mr. Mulroy from disclosing any non-public information learned or obtained during the period of their employment with the Company.

In addition to the above, pursuant to Mr. Mulroy's employment agreement, in the event of his death or physical disability, Mr. Mulroy or his estate shall receive regular compensation and benefits from our Company through the end of the month in which the death or disability occurred, as well as any applicable bonus or other benefits to which the applicable executive was entitled.  For these purposes, the employment agreement defines physical disability as "by reason of physical condition, the employee has been or shall be unable to perform a material portion of the services required for a continuous ninety (90) day period (successive periods of disability not separated by a two-week disability-free period shall be deemed for this purpose to constitute, in the aggregate, a continuous period of disability)."  In addition, the then-current year's stock units and any "matching" stock awarded to Mr. Mulroy shall fully vest in the event of such death or physical disability.

In the event of a change in control of our Company, any stock awarded to Mr. Mulroy pursuant to an award agreement shall fully vest (see above table).

Agreement with Victor J. Nesi:  Mr. Nesi is subject to non-solicit and confidentiality provisions pursuant to an employment agreement with the Company dated June 25, 2009.  Mr. Nesi's agreement provides that, for a period of nine months from the date that Mr. Nesi gives  notice of his intent to resign from his employment, he is prohibited from soliciting any person who is or was a Stifel employee or a third-party consultant or advisor during the preceding six months from the date of Mr. Nesi's termination of employment to be employed by or perform services for another party in any capacity, and from interfering with any contractual or client relationship that Stifel may have with any such party.  The agreement also prohibits Mr. Nesi from disclosing any non-public information learned or obtained during the period of their employment with the Company.

The agreement also provides that any unvested portion of restricted stock units granted to Mr. Nesi in connection with his initial employment with the Company shall immediately vest and be distributed in the event of his death, disability, involuntary termination of employment in accordance with the SWAP, change in control, a termination of employment for any reason other than a "good cause event," or resignation for "good reason."  A "good cause event" includes (i) a good faith determination by the Board that a fraud, misappropriation, embezzlement, or theft against the Company has occurred, (ii) a felony conviction, or (iii) a good faith determination by the Board that the executive was grossly negligent in carrying out, or unreasonably refused to carry out, his employment duties.  "Good reason" is defined as (i) the assignment of duties inconsistent in any material respect with the executive's current status, offices, titles, and reporting requirements, authority, duties, or responsibilities or a material diminution in the same, (ii) any failure by the Company to provide compensation and benefits to which the executive is entitled under any agreement or benefit plan or compensation practices generally applicable to senior executives, or (iii) the Company requires the executive to be based in a location that is more than 50 miles from New York, New York.

PROPOSAL II - ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking an advisory vote from our stockholders to approve the compensation of our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation and Discussion Analysis section ("CD&A"), compensation tables, and accompanying narrative disclosures).  Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their CD&A and compensation tables.  The Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

As discussed in the CD&A, our Compensation Committee has adopted an executive compensation system that is designed to reward superior corporate performance annually and over the long term, as measured by increasing stockholder value.

You have the opportunity to vote "FOR," "AGAINST," or "ABSTAIN" on the following advisory resolution relating to compensation of our named executive officers.

"Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved."

In deciding how to vote on this proposal, you are encouraged to consider the description of the Compensation Committee's executive compensation philosophy and its decisions in the CD&A section of this proxy statement, as well as the following items:

●
The base salaries of our named executive officers are low relative to peer executives at competitive companies and are not increased from year to year. A large portion of our compensation program, which is also designed to assure that our executive officer's establish and maintain a significant amount of stock ownership in the Company over time, is equity based.  We believe meaningful stock ownership in the Company by our executives aligns the interests of our management with those of our stockholders and incentivizes our executive officers to focus on the creation of stockholder value.  The Compensation Committee awarded 64% of Mr. Kruszewski's 2011 total compensation in stock units, not including long-term incentive awards, which are entirely equity-based. As shown in the table below, the total compensation for the named executive officers that was equity based ranged from 21% to 64%.

Name	2011 Equity Based Incentive Compensation ($)	2011 Total Compensation ($)	Percentage of 2011 Total Compensation Attributable to Equity (%)
Ronald J. Kruszewski	2,343,750	3,668,750	64%
James M. Zemlyak	600,000	1,895,000	32%
Thomas P. Mulroy	900,000	2,350,000	38%
Victor J. Nesi	900,000	2,350,000	38%
Thomas W. Weisel	325,000	1,565,000	21%

●
Our Compensation Committee, which consists of all independent directors, utilizes complete discretion in setting incentive compensation for the named executive officers.  No Company or individual performance targets or other quantitative formulas are utilized by the Compensation Committee in the setting of awards.  Instead, the Compensation Committee reviews Company performance and the individual performance evaluations after the fact in order to determine incentive compensation.

●
We believe in pay-for-performance. As discussed in our CD&A, our Compensation Committee typically grants annual incentive compensation and long-term incentive awards shortly after the end of each fiscal year based on performance for the prior year. As indicated in the table below, total compensation for fiscal year 2011 decreased as compared to 2010 consistent with a decline in 2011 performance.

o
The Compensation Committee reduced Mr. Kruszewski's annual incentive compensation from 2010 to $3,000,000, with $1,125,000 in cash and $1,875,000 in stock units. The decrease in Mr. Kruszewski's compensation from the prior year is primarily attributable the decline in the performance of our Company from 2010.

o
The Compensation Committee reduced Mr. Zemlyak's annual incentive compensation from 2010 to $1,600,000, with $1,200,000 in cash and $400,000 in stock units. The decrease in Mr. Zemlyak's compensation from the prior year is not as significant as the other named executive officers given the performance of our Global Wealth Management segment.

o
The Compensation Committee reduced Messrs. Mulroy's and Nesi's annual incentive compensation from 2010 to $2,000,000, with $1,200,000 in cash and $800,000 in stock units, respectively. The decrease in Messrs. Mulroy's and Nesi's compensation from the prior year is primarily attributable the decline in the performance of our Institutional Group from 2010.

o	Mr. Weisel has been excluded since he was not a named executive officer in 2010.

The following table is presented to show how the Compensation Committee viewed compensation actions, but it differs substantially from the Summary Compensation Table required by the SEC and is not a substitute for the information required by the Summary Compensation Table on page 41. The difference between the Summary Compensation Table and the following table is primarily attributable to the fact that Summary Compensation Table includes for fiscal 2011 the value of equity awards granted in fiscal 2011 for fiscal 2010 performance, whereas, the following table treats equity based incentive awards granted in fiscal 2012 for fiscal 2011performance as fiscal 2011 compensation.

	Base Salary ($)		Cash Bonus ($) (1)		Equity Based Incentive Compensation ($) (2)		Total Compensation ($)
	2011	2010	2011	2010	2011	2010	2011	2010	% Change
Ronald J. Kruszewski	200,000	200,000	1,125,000	3,000,000	2,343,750	1,250,000	3,668,750	4,450,000	(18%)
James M. Zemlyak	175,000	175,000	1,120,000	1,190,000	600,000	637,500	1,895,000	2,002,500	(5%)
Thomas P. Mulroy	250,000	250,000	1,200,000	1,875,000	900,000	781,250	2,350,000	2,906,250	(19%)
Victor J. Nesi	250,000	250,000	1,200,000	1,875,000	900,000	781,250	2,350,000	2,906,250	(19%)

__________________________

(1)	Mr. Nesi's 2010 Cash Bonus excludes a $600,000 bonus payment made in connection with his employment agreement.

(2)	Excludes Long-Term Incentive Performance Awards.

None of the employment agreements with our executive officers contain provisions providing for payment upon a change in control, other than vesting of previously granted equity awards.

●	Our executive compensation program is periodically reviewed to ensure that our compensation practices and policies are aligned with the interests of our stockholders.

●	For 2011, net revenues increased 3% to $1.42 billion compared to $1.38 billion in 2010, which represented our 16th consecutive annual increase in net revenues.

●
Core net income, which excludes expenses associated with the civil lawsuit and related regulatory investigation in connection with the recently settled matter with five Southeastern Wisconsin school districts and merger-related expenses, was $113.6 million, or $1.80 per diluted share, a decrease of 9% from 2010.

●
Our Global Wealth Management segment, which consists of our Private Client Group and Stifel Bank & Trust, had record net revenues and operating contribution of $908.2 million and $235.4 million, an increase of 8% and 21%, respectively, from 2010.

●	Our Institutional Group segment had net revenues and operating contribution of $507.4 million and $63.3 million in 2011, a decrease of 6% and 51%, respectively, from 2010.

●	We successfully completed the acquisition of Stone & Youngberg, LLC, which closed on October 1, 2011.

For all of these reasons, we believe our executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and attracts, motivates, and retains individuals whose interests are aligned with those of our stockholders.

Vote required with respect to the advisory approval of the compensation of our named executive officers

The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required for advisory approval of the compensation of our named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices as described in this proxy statement.

We recommend that you vote "FOR" the advisory approval of the compensation of our named executive officers.

PROPOSAL III - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approved on February 13, 2012, the re-appointment of Ernst & Young LLP ("E&Y") as the Company's independent registered accounting firm for the year ending December 31, 2012.  In deciding to select E&Y, the Audit Committee reviewed auditor independence issues and existing commercial relationships with E&Y and concluded that E&Y has no commercial relationship with the Company that would impair its independence.

Proposal III requests ratification of the Audit Committee's appointment of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Although advisory only because the Audit Committee is required under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC to have the responsibility for the appointment of our independent registered public accounting firm, this proposal is put before you in order to seek your views on this important corporate matter.  If you do not ratify the appointment, the Audit Committee will take the matter under advisement. A resolution will be presented at the meeting to ratify the appointment of E&Y.

The following table sets forth the aggregate fees for professional audit services rendered by E&Y, our current independent registered public accounting firm, for the audit of our annual financial statements, and fees for other services rendered by E&Y for the fiscal years ended December 31, 2011 and 2010:

	Fiscal year Ended December 31,
Type of Fee	2011	2010
Audit Fees (1)	$1,566,982	$1,633,122
Audit-Related Fees (2)	803,500	212,000
Tax Fees (3)	374,937	276,210
All Other Fees (4)	10,131	13,670
Total	$2,755,550	$2,135,002
______________________

(1)
Audit Fees include fees for professional services rendered for the audits of our annual consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting, including associated out-of-pocket expenses, reviews of unaudited quarterly financial statements, and services that are normally provided by independent auditors in connection with statutory and regulatory filings.

(2)
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Specifically, the services provided for 2011 included services relating to acquisition due diligence, security custody surprise audit count, and the issuance of an independent auditor's report on controls placed in operation and tests of operating effectiveness.

(3)
Tax Fees include fees for services principally related to the review of Company-prepared calculations, preparation of related federal and state tax returns, and acquisition-related tax research and consultation.

(4)	All Other Fees include an annual license fee for access to E&Y's web-based accounting research tool and investment banking accounting consultation.

Our Audit Committee has established a policy requiring the approval of all audit engagement fees and terms and the pre-approval of all non-audit services provided to us by our registered public accounting firm.  The policy prohibits the Audit Committee from delegating to management the Audit Committee's responsibility to pre-approve permitted services of our independent registered public accounting firm.

We have been advised that a representative of E&Y will be present at the meeting with an opportunity to make a statement if such representative desires and will be available to respond to questions of the stockholders.

Vote Required to Ratify the Appointment of E&Y as our independent registered public accounting firm for 2012

The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required to ratify the appointment of E&Y as our independent registered public accounting firm for 2012.

We recommend a vote "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The Audit Committee operates pursuant to a written charter which was approved and adopted by the Board of Directors.  Our Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the listing standards of the SEC and the NYSE.  Our independent registered public accounting firm for the year ended December 31, 2011, Ernst & Young LLP, was responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America.  Our Board of Directors has determined that Bruce A. Beda meets the SEC's requirements for and has designated him as, the "Audit Committee Financial Expert."  Mr. Beda and all other directors serving on the Audit Committee qualify as "independent" Audit Committee members, as defined by NYSE listing standards and SEC rules.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K with management.  In connection with its review of our financial statements, the Audit Committee discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss their evaluations of our internal controls and the overall quality of our financial reporting.  The Audit Committee reviewed with the independent registered public accounting firm the acceptability of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including, but not limited to, those matters under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards) as amended and adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as amended. The Audit Committee has discussed with the independent registered public accounting firm its independence from management and us, and considered the compatibility of non-audit services with the accountants' independence. The Audit Committee also reviews the internal audit department's organization, responsibilities, budget, and staffing.  The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, identification of audit risks, and the results of the audit examinations.

Management is responsible for our financial reporting process, including our system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America.  Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes.  It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.  The members of the Audit Committee are not employees and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on our financial statements.  The Audit Committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee's considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with generally accepted accounting principles in the United States of America, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, or that our independent registered public accounting firm is, in fact, "independent."

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Audit Committee
Bruce A. Beda, Chairman
John P. Dubinsky
Richard F. Ford
Robert E. Grady
James M. Oates
Kelvin R. Westbrook

PROPOSAL IV - STOCKHOLDER PROPOSAL

The Company has been advised that the California State Teachers' Retirement System ("CalSTRS"), 100 Waterfront Place, West Sacramento, California 95605-2807, a beneficial owner of shares of the Company's common stock having a market value in excess of $2,000 intends to submit the proposal set forth below at the Annual Meeting.

BE IT RESOLVED:

That the stockholders of Stifel Financial Corp. hereby request that the Board of Directors initiate the appropriate process to amend the Company's articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an Annual Meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, the Company's current director election standard should be changed from a plurality vote standard to a majority vote standard. The  majority vote standard is the most appropriate voting standard for director elections where only board-nominated candidates are on the ballot, will establish a challenging vote standard for board nominees, and will improve the performance of individual directors and the entire board. Under the Company's current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because "withheld" votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support, a substantial number of the nation's leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 77% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company, and we believe that accountability is of utmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholders' role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors' accountability to owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting the Board of Directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

Vote required with respect to the approval of a stockholder proposal, if properly presented.

The affirmative vote of a majority of the votes present at the meeting in person or represented by proxy is required to approve the stockholder proposal.

The Board of Directors recommends that you vote "AGAINST" the stockholder proposal.

FUTURE STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement for the 2013 Annual Meeting of stockholders, the written proposal must be received at our principal executive offices on or before December 21, 2012.  The proposal should be addressed to Stifel Financial Corp., Attention: David M. Minnick, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102.  The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Upon receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Any stockholder wishing to nominate a candidate for director at a stockholders' meeting must furnish certain information about the proposed nominee, including name, contact information, background, experience, and other pertinent information on the proposed candidate.  We suggest that any nominees for director for the 2012 Annual Meeting of stockholders be submitted to us prior to January 31, 2013, to allow the Risk Management/Corporate Governance Committee to consider the nominee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors, and persons who own more than 10 percent of our outstanding stock, file reports of ownership and changes in ownership with the SEC.  To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10 percent beneficial owners were complied with during the year ended December 31, 2011.

HOUSEHOLDING OF MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements, annual reports, and other deliverables with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders.  This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.  We household our deliverables to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of distributed materials, or if you are receiving multiple copies of distributed materials and wish to receive only one, please contact us in writing or by telephone at Stifel Financial Corp., Attention: Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102, (314) 342-2000.  We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered.

OTHER MATTERS

Management knows of no business to be brought before the Annual Meeting of stockholders other than that set forth herein.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.  Even if you plan to attend the meeting in person, we urge you to promptly vote your shares over the Internet, by telephone, or if you requested printed copies of the proxy materials, you can vote by dating, signing, and returning the proxy card in the postage-paid return envelope.  Your cooperation in giving this your prompt attention is appreciated.

MISCELLANEOUS

The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail, telephone, Internet, or other electronic means.  They also may be solicited by officers and regular employees of us and our subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services.  Brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

By Order of the Board of Directors,

David M. Minnick, Corporate Secretary
April 20, 2012
St. Louis, Missouri

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet

● Go to www.investorvote.com/SF
● Or scan the QR code with your smartphone
● Follow the steps outlined on the secure website

Stifel Financial Corp. Stockholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the
Stifel Financial Corp. Stockholder Meeting to be Held on June 6, 2012

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only a overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.investorvote.com/SF

Easy Online Access - A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.investorvote.com/SF.
Step 2: Click on the icon on the right to view current meeting materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials - If you want to receive a paper copy or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 23, 2012 to facilitate timely delivery.

Stifel Financial Corp. Stockholder Meeting Notice

Stifel Financial Corp.'s Annual Meeting of Stockholders will be held on June 6, 2012 at One Financial Plaza, 2nd Floor, 501 North Broadway, St. Louis, MO 63102, at 11:00 a.m. Central Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and AGAINST Proposal 4.

1. Election of Directors:
Nominees for Class II; 01 - Charles A. Dill, 02 - Richard J. Himelfarb, 03 - Alton F. Irby III, 04 - Victor J. Nesi, 05 - James M. Zemlyak
2. Proposal to approve an advisory resolution relating to the compensation of our named executive officers.
3. Ratify the appointment of Ernst &Young LLP as our independent public accounting firm for 2012.
4. Stockholder proposal, if properly presented at the Annual Meeting.

PLEASE NOTE - YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the Stifel Financial Corp. 2012 Annual Meeting

Directions to the Stifel Financial Corp. 2012 annual
meeting are available upon request by contacting the
Corporate Secretary at (314) 342-2000 or by email at
investorrelations@stifel.com.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery materials must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

Internet - Go to www.investorvote.com/SF. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Telephone - Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email - Send an email to investorvote@computershare.com with "Proxy Materials Stifel Financial Corp." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy or email of the proxy materials must be received by May 23, 2012.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 6, 2012

The Proxy Statement and 2011 Annual Report are available at www.stifel.com.

Please contact the corporate secretary at 1-314-342-2000 or email us at investorrelations@stifel.com if you have any questions about accessing these materials.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - STIFEL FINANCIAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Ronald J. Kruszewski and David M. Minnick (or such other person as is designated by the board of directors of Stifel Financial Corp. ("Stifel")), (the "Proxies"), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated on the reverse side all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the Annual Meeting of Stockholders to be held on June 6, 2012 and at any adjournments or postponements thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the board of directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and the 2011 Annual Report.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" all the named nominees for director, "FOR" Proposals 2 and 3, and "AGAINST" Proposal 4.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Intranet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on June 4, 2012.

Vote by Internet

● Go to www.investorvote.com/SF
● Or scan the QR code with your smartphone
● Follow the steps outlined on the secure website

Vote by telephone

● Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
● Follow the instructions provided by the recorded message

Using a black ink pen, mark you votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals - The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and AGAINST Proposal 4.

1. Election of Directors

Nominees for Class II:	For	Withhold
Charles A. Dill	☐	☐
Richard J. Himelfarb	☐	☐
Alton F. Irby III	☐	☐
Victor J. Nesi	☐	☐
James M. Zemlyak	☐	☐

	For	Against	Abstain
2. Proposal to approve, on an advisory basis, a resolution relating to the compensation of our named executive officers.	☐	☐	☐
3. Ratify the appointment of Ernst &Young LLP as our independent public accounting firm for 2012.	☐	☐	☐
4. Stockholder proposal, if properly presented at the Annual Meeting.	☐	☐	☐

Non-Voting Items

Change of Address - Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the stockholder is a corporation, this proxy card must be signed by a duly authorized officer of the corporation.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 -Please keep signature within the box.
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